UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MARRIOTT VACATIONS WORLDWIDE CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

March 28, 2017

Dear Marriott Vacations Worldwide Shareholders:

We are pleased to invite you to attend the 2017 Annual Meeting of Shareholders of Marriott Vacations Worldwide Corporation to be held at 9:00 a.m., Eastern Time, on Friday, May 12, 2017 at The Westin Hilton Head Island Resort & Spa, Two Grasslawn Avenue, Hilton Head Island, South Carolina, 29928.

The following Notice of Annual Meeting of Shareholders and Proxy Statement includes information about the matters to be acted upon by shareholders at the Annual Meeting. We hope that you will exercise your right to vote, either by attending the Annual Meeting and voting in person or by voting through other acceptable means as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).

Important Notice Regarding the Availability of Proxy Materials

for the 2017 Annual Meeting of Shareholders:

We are mailing many of our shareholders a Notice Regarding the Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a shareholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to shareholders. All shareholders who do not receive the Notice Regarding the Availability of Proxy Materials will receive a full set of our proxy materials.

We appreciate your continued support and interest in Marriott Vacations Worldwide.

Sincerely,

William J. Shaw

Chairman of the Board

Stephen P. Weisz

President and Chief Executive Officer

Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FRIDAY, MAY 12, 2017

March 28, 2017

The 2017 Annual Meeting of Shareholders of Marriott Vacations Worldwide Corporation will be held at 9:00 a.m., Eastern Time, on Friday, May 12, 2017 at The Westin Hilton Head Island Resort & Spa, Two Grasslawn Avenue, Hilton Head Island, South Carolina, 29928. At the meeting, shareholders will act on the following matters:

1.	Election of the three director nominees named in the Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP as Marriott Vacations Worldwide’s independent registered public accounting firm for its 2017 fiscal year;

3.	An advisory resolution to approve executive compensation; and

4.	Any other matters that may properly be presented at the meeting.

Only shareholders of Marriott Vacations Worldwide at the close of business on March 16, 2017, the record date, are entitled to notice of, and to vote at, the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, your enclosed proxy card.

INTERNET AVAILABILITY

We are taking advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about March 28, 2017, we mailed to shareholders as of the record date a Notice Regarding the Availability of Proxy Materials. If you received a Notice by mail, you will not receive printed copies of the proxy materials, unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and in our 2016 Annual Report, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions in the Notice.

By order of the Board of Directors,

James H Hunter, IV

Executive Vice President and General

Counsel and Secretary

Throughout this Proxy Statement, we refer to brands that we own, as well as those brands that we license from Marriott International, Inc. or its affiliates, as our brands. Brand names, trademarks, service marks and trade names that we own or license from Marriott International include Marriott Vacation Club®, Marriott Vacation Club DestinationsTM, Marriott Vacation Club PulseSM, Marriott Grand Residence Club®, Grand Residences by Marriott®, and The Ritz-Carlton Club®. We also refer to Marriott International’s Marriott Rewards® customer loyalty program. We may also refer to brand names, trademarks, service marks and trade names of other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective owners.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders
Date and Time	Friday, May 12, 2017, 9:00 a.m., Eastern Time

Place	The Westin Hilton Head Island Resort & Spa Two Grasslawn Avenue Hilton Head Island, South Carolina, 29928

Record Date	March 16, 2017

The mailing to shareholders of the Notice Regarding the Availability of Proxy Materials took place on March 28, 2017.

Proposals to be Voted on and Recommendations
Proposal		Our Board’s Vote Recommendation

➢	Election of Directors (page 6)	FOR each of the three nominees

➢	Ratification of Appointment of Independent Registered Public Accounting Firm (page 6)	FOR

➢	Advisory Resolution to Approve Executive Compensation (page 7)	FOR

Highlights of our Corporate Governance Practices

➢

Seven of the eight members of our Board of Directors, the Chairman of our Board, and all members of our Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee are independent.

➢	We have a Lead Independent Director who presides at executive sessions of our non-management directors and independent directors in the absence of the Chairman and has other responsibilities.

➢	All shareholders may vote on the election of all directors who are nominated for election.

➢	Only one member of our Board, Mr. Weisz, is a current employee of our Company.

➢	Our company does not have a rights plan, or “poison pill.”

Company Performance in 2016

Our company’s results were strong in the year ended December 30, 2016:

➢	Full year 2016 net income totaled $137.3 million, or $4.83 diluted earnings per share, compared to reported net income of $122.8 million in 2015, or $3.82 diluted earnings per share.

➢	Adjusted EBITDA (as defined below) totaled $261.4 million, an increase of $11.3 million, or 4.5 percent, year-over-year.

➢	Total company vacation ownership contract sales (which exclude residential sales) were $723.6 million, an increase of $23.8 million, or 3.4 percent, year-over-year.

➢

We repurchased approximately 2.8 million shares of our common stock at an average price of $63.09 per share for a total of $177.8 million. Including dividends paid during the year, we returned a total of $212.0 million to our shareholders in 2016.

➢

We introduced Marriott Vacation Club Pulse, an extension to the Marriott Vacation Club brand, which features unique properties that embrace the spirit and culture of their urban locations, creating an authentic sense of place while delivering easy access to local interests, attractions and transportation.

➢

In addition to four new Marriott Vacation Club Pulse properties, we opened Marriott Vacation Club at Surfers Paradise in Surfers Paradise, Australia. Each of these locations also includes a new sales center and, with our new sales center in Waikoloa, Hawaii at what we expect will be another new location for us in 2017, brings to six our total new sales centers opened since the start of 2016.

Adjusted EBITDA is a financial measure that is not prescribed by United States generally accepted accounting principles. Please refer to Appendix A for a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable financial measure prescribed by United States generally accepted accounting principles, as well as our reasons for presenting this measure.

Executive Compensation in 2016

Our executive compensation programs contain features that are intended to embody our compensation principles and promote strong executive compensation corporate governance. Performance-based compensation is a significant component of total pay opportunity for our executive officers. The chart below reflects the percentage of each named executive officer’s total compensation for 2016 that was performance-based:

Under the annual bonus plan in which our executive officers participated in 2016, an aggregate of 60 percent of the payout was based on performance with respect to net income, Adjusted EBITDA and total contract sales, and resulted in a payout that was at 127.1 percent of the target amount for net income, at 74.4 percent of the target amount for Adjusted EBITDA, and at 0 percent of the target amount for total contract sales.

Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

PROXY STATEMENT

The Board of Directors (the “Board”) of Marriott Vacations Worldwide Corporation (“we,” “us,” “Marriott Vacations Worldwide” or the “Company”) is soliciting shareholders’ proxies in connection with the 2017 Annual Meeting of Shareholders of the Company, and at any adjournment or postponement thereof (the “Annual Meeting”). The mailing to shareholders of the Notice Regarding the Availability of Proxy Materials took place on March 28, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2017
The Notice of Annual Meeting and Proxy Statement and our 2016 annual report to shareholders are available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I receiving these materials?

Marriott Vacations Worldwide has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies on behalf of the Board of Directors for use at our Annual Meeting. This Proxy Statement describes the matters on which you, as a shareholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The U.S. Securities and Exchange Commission (the “SEC”) permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice Regarding the Availability of Proxy Materials to some shareholders. These shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice Regarding the Availability of Proxy Materials and request a printed set of proxy materials.

Can I get electronic access to the proxy materials if I received printed materials?

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of our Annual Meeting. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

What items will be voted on at the Annual Meeting?

Shareholders will vote on the following items at the Annual Meeting, if each is properly presented at the meeting:

1.	Election of the three director nominees named in this Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for its 2017 fiscal year;

3.	An advisory resolution to approve executive compensation; and

4.	Any other matters that may properly be presented at the meeting.

In addition, management will respond to questions from shareholders.

What are the Board’s voting recommendations?

The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR Items 1, 2 and 3.

Who is entitled to vote?

Only shareholders of record who owned the Company’s common stock at the close of business on March 16, 2017 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 27,134,986 shares of common stock outstanding and entitled to vote on March 16, 2017.

What is the difference between being a record holder and a beneficial owner of shares held in street name?

A record holder holds shares directly in his or her own name with the Company’s transfer agent. Shares held in “street name” refer to shares that are held in the name of a bank or broker on a person’s behalf. Many shareholders hold their shares in street name. For such shares, the bank or broker is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account.

How do I vote?

If you received a Notice Regarding the Availability of Proxy Materials in the mail, you can either vote by Internet (www.proxyvote.com) or in person at the Annual Meeting. You may also vote by mail if you request a paper copy of the materials. Voting instructions are provided on the Notice Regarding the Availability of Proxy Materials.

Record holders that received a copy of this Proxy Statement and accompanying proxy card in the mail can vote by filling out the proxy card and returning it in the postage paid return envelope. Record holders that receive these materials in the mail may also vote in person at the Annual Meeting, by telephone (800-690-6903) or by Internet (www.proxyvote.com). Voting instructions are provided on the proxy card.

If you hold shares in street name, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than those described above. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.

If you hold shares in street name, your bank or broker is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2) even if you have not provided voting instructions. Your bank or broker is not permitted to use its discretion and vote your shares on non-routine matters (such as Items 1 and 3) if it has not received instructions from you as to how to vote the shares. Therefore, we urge you to give voting instructions to your broker on all three voting items. Shares that are not permitted to be voted by your broker with respect to any non-routine matter are called “broker non-votes.” Broker non-votes are not considered votes for or against, or entitled to vote with respect to, any of the non-routine proposals to be voted on at the Annual Meeting and will have no direct impact on any such non-routine proposal.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How many votes are needed to approve an item?

Directors will be elected by a plurality of all the votes cast at the Annual Meeting, either in person or represented by a properly completed or authorized proxy. This means that the three nominees who receive the highest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The affirmative vote of shares representing a majority in voting power of the votes cast, present in person or represented by proxy and entitled to vote at the meeting is necessary for approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 and, for Item 2, broker non-votes will not be counted as votes cast but will count as present and entitled to vote and therefore will have the effect of a negative vote.

Who can attend the Annual Meeting?

Only shareholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

What do I need to bring to the Annual Meeting?

Beneficial owners whose ownership is registered under another party’s name and who plan to attend the Annual Meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Jeffrey A. Hansen, Vice President – Investor Relations, Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at the Company’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Annual Meeting. Shareholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Annual Meeting.

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the Annual Meeting does not revoke your proxy.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

•	Returning a later-dated signed proxy card;

•	Delivering a written notice of revocation to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Corporate Secretary;

•	Voting by telephone or the Internet until 11:59 p.m., Eastern Time, on May 11, 2017; or

•	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

PROPOSALS TO BE VOTED ON

Item 1 – Election of Directors

The Board consists of eight members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class II directors expires at the 2017 Annual Meeting of Shareholders. The Board proposes that William J. Shaw, C.E. Andrews and William W. McCarten, each of whom is currently serving as a Class II director, be re-elected to Class II for a new term of three years expiring at the 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee and to serve as a director if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Information about the nominees, as well as the current Class I and Class III directors, along with their present positions, their principal occupations and directorships held with other publicly traded companies during the past five years, their ages and the year they were first elected as a director of the Company, are set forth below beginning on page 9.

Our Board of Directors recommends that you vote FOR each of the three director nominees.

Item 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. In addition, the Audit Committee considers the independence of our independent registered public accounting firm and participates in the selection of such firm’s lead engagement partner. The Audit Committee of the Board has appointed Ernst & Young as the Company’s independent registered public accounting firm for the Company’s 2017 fiscal year. Ernst & Young, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since our spin-off (the “Spin-Off”) from Marriott International, Inc. (“Marriott International”) in November 2011. Ernst & Young will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young’s 2016 and 2015 fees on page 18.

Although the Audit Committee has discretionary authority to appoint the independent auditor, the Board is seeking shareholder ratification of the appointment of the independent auditor as a matter of good corporate governance. The Board of Directors and the Audit Committee believe that the continued retention of Ernst &Young as the Company’s independent auditor is in the best interests of the Company and its shareholders. If the appointment of Ernst & Young is not ratified by shareholders, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Our Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for its 2017 fiscal year.

Item 3 – Advisory Resolution to Approve Executive Compensation

We are asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Policy Committee has structured our executive compensation program to achieve the following key objectives:

•	Executive officers should be paid in a manner that is primarily focused on driving shareholder value.

•	Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve current year as well as longer-term objectives.

•	The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice.

Our executive compensation programs have a number of features designed to promote these objectives. These features are discussed beginning on page 22.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 39 through 49, which provide detailed information about the compensation of our named executive officers. The Compensation Policy Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Marriott Vacations Worldwide Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Policy Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and accordingly, after the 2017 Annual Meeting, the next advisory vote on the compensation of our named executive officers is expected to occur at our 2018 Annual Meeting of Shareholders.

Our Board of Directors recommends that you vote FOR the approval of the advisory resolution to approve executive compensation.

CORPORATE GOVERNANCE

Summary of our Corporate Governance Practices

The following are some highlights of our corporate governance practices.

•	Seven of the eight members of our Board are independent.

•	All members of our Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee are independent.

•	The Chairman of our Board of Directors is independent.

•	We have a Lead Independent Director who presides at executive sessions of our non-management directors and independent directors in the absence of the Chairman and has other responsibilities.

•	Our Board has adopted Corporate Governance Principles that meet or exceed the New York Stock Exchange (“NYSE”) Listing Standards.

•	No incumbent director attended fewer than 75 percent of the meetings of the Board or any Committee on which such director served during our 2016 fiscal year.

•	Our Board is divided into three classes of directors that are of equal size to the extent possible, with the directors in each class elected every three years.

•	All shareholders may vote on the election of all directors who are nominated for election.

•	There are no family relationships between any of our directors or executive officers.

•	Only one member of our Board, Mr. Weisz, is a current employee of the Company.

•

Our Corporate Governance Principles provide that members of our Board who are chief executive officers of publicly traded companies may serve on the boards of up to two publicly traded companies, including our Board; other directors may serve on up to five. All of our directors comply with this requirement and none of our directors serve on the boards of more than three such companies in addition to the Company.

•	Other than Mr. Weisz, who serves on our Board, none of our executive officers serve on the board of directors of any publicly traded company.

•	We do not have a rights plan, or “poison pill.”

Our Board of Directors

The biography of each of our directors, as well as the qualifications and experiences each director brings to our Board, is set forth below. The age shown below for each director is as of May 12, 2017, which is the date of the Annual Meeting.

Nominees for Director Whose Terms Would Expire at the 2020 Annual Meeting of Shareholders

The Board has nominated three directors to be elected at the Annual Meeting to serve for a three-year term ending with the 2020 Annual Meeting of Shareholders, or until a director’s successor is duly elected and qualified, or his or her earlier death, resignation or removal. Each nominee is currently a director of the Company and has agreed to serve if elected.

William J. Shaw, Chairman

Mr. Shaw, 71, has served as a director of the Company since July 2011 and as Chairman of our Board since November 2011. He served as Vice Chairman of Marriott International, a publicly traded international lodging and hospitality company, from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He joined Marriott International in 1974 and was named Corporate Controller in 1979 and a Corporate Vice President in 1982. In 1986, Mr. Shaw was named Senior Vice President-Finance and Treasurer of Marriott International. He became Chief Financial Officer and Executive Vice President of Marriott International in 1988. In 1992, he was named President of the Marriott Service Group. Mr. Shaw serves on the Board of Directors of Carlyle Group Management L.L.C., the general partner of The Carlyle Group, L.P., and on the Board of Directors of DiamondRock Hospitality Company, a publicly traded lodging real estate investment trust (“REIT”). He also serves on the Board of Trustees of the University of Notre Dame and the Board of Trustees of Suburban Hospital. In the past five years, Mr. Shaw served on the Board of Trustees of three funds in the American Family of Mutual Funds.

Mr. Shaw brings to the Board extensive management experience with Marriott International, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer. Mr. Shaw also has experience as a board member of publicly traded companies.

C.E. Andrews

Mr. Andrews, 65, has served as a director of the Company since April 2013. Mr. Andrews has served as Chief Executive Officer of MorganFranklin Consulting, a business consulting and technology solutions company, since May 2013. From June 2009 until February 2012, Mr. Andrews was the president of RSM McGladrey Business Services, Inc., an audit and accounting services provider. Prior to that, Mr. Andrews served as the president of SLM Corporation (Sallie Mae), which originates, services and collects student loans. He joined Sallie Mae in 2003 as the Executive Vice President of Accounting and Risk Management, and held the title of Chief Financial Officer from 2006 to 2007. Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen, LLP, an accounting firm. He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002. Mr. Andrews serves on the boards of WashingtonFirst Bankshares, Inc., Washington Mutual Investors Fund, and NVR, Inc., the publicly traded parent company of home construction companies Ryan Homes, NVHomes, Heartland Homes and Fox Ridge Homes. In addition, he serves on the board of Vemo Education, Inc., a privately-held company that develops customized, value-oriented student financing programs. Mr. Andrews also serves on the boards of Junior Achievement and The Global Good Fund.

Mr. Andrews brings to the Board, and particularly to the Audit Committee, the extensive financial and accounting expertise that he obtained over his thirty year career in public accounting, as well as through his role as Chief Financial Officer of Sallie Mae. Mr. Andrews also has experience as a board member and an officer of publicly traded companies.

William W. McCarten

Mr. McCarten, 68, has served as a director of the Company since November 2011. He has served as non-executive Chairman of the Board of DiamondRock Hospitality Company, a publicly traded lodging REIT, since January 2010. He was Executive Chairman of DiamondRock from September 2008 to December 2009. Prior to that, he was Chairman and Chief Executive Officer of DiamondRock from its inception in 2004 until September 2008. From 1979 through 2003, Mr. McCarten worked at Marriott International and companies that operated businesses that were previously part of Marriott International or its predecessors, where he held a number of executive positions, including President of the Services Group and President and Chief Executive Officer of HMSHost Corporation, a publicly traded company, and he served as a consultant to Marriott International from January 2004 to June 2004. Mr. McCarten is also a director of Cracker Barrel Old Country Store, Inc., a publicly traded company.

Mr. McCarten provides the Board with the benefit of his extensive experience in the hospitality industry and capital markets, including his service as Chief Executive Officer of two publicly traded companies and as a board member of publicly traded companies. He is a former certified public accountant who has a strong familiarity with accounting and financial reporting matters.

Directors Whose Terms Expire at the 2018 Annual Meeting of Shareholders

Melquiades R. Martinez

Mr. Martinez, 70, has served as a director of the Company since November 2011. He has served as Chairman of the Southeast and Latin America of JPMorgan Chase & Co., an investment and financial services company, since July 2010. Prior to that, he was a partner in the law firm DLA Piper from September 2009. Mr. Martinez served as a U.S. Senator from Florida from January 2005 through September 2009. He also served as Chairman of the Republican Party from November 2006 through October 2007, as Secretary of the U.S. Department of Housing and Urban Development from 2001 to 2004, and as Mayor of Orange County, Florida from November 1998 to January 2001. Mr. Martinez is a director of NVR, Inc., the publicly traded parent company of home construction companies Ryan Homes, NVHomes, Heartland Homes and Fox Ridge Homes. Mr. Martinez formerly served as a director of Progress Energy, Inc.

Mr. Martinez provides our Board with the benefit of his vast experience in the public and private sector and his in-depth knowledge of and relationships within the Florida community, where our headquarters are located. The Board also benefits from his legal experience and knowledge of the legislative and regulatory processes.

Stephen P. Weisz, President and Chief Executive Officer

Mr. Weisz, 66, has served as a director of the Company since November 2011, as our President since 1996 and as our Chief Executive Officer since 2011. Mr. Weisz joined Marriott International in 1972. Over his 39-year career with Marriott International, he held a number of leadership positions in the Lodging division, including Regional Vice President of the Mid-Atlantic Region, Senior Vice President of Rooms Operations, and Vice President of the Revenue Management Group. Mr. Weisz became Senior Vice President of Sales and Marketing for Marriott Hotels, Resorts & Suites in 1992 and Executive Vice President-Lodging Brands in 1994 before being named to lead the Company in 1996. He currently serves as Chairman of the Board of Directors of the American Resort Development Association. Mr. Weisz is also the Immediate Past Chairman of the Board of Trustees of Children’s Miracle Network.

Mr. Weisz brings to the Board the extensive lodging and vacation ownership industry expertise he developed during his over 44 years in the industry, including 39 years with Marriott International, as well as corporate leadership experience from his service as our President since 1996 and his position as Chairman of the Board of Directors of the American Resort Development Association.

Directors Whose Terms Expire at the 2019 Annual Meeting of Shareholders

Raymond L. Gellein, Jr.

Mr. Gellein, 69, has served as a director of the Company since November 2011. From November 2012 until his retirement in December 2015, he served as Chairman of the Board, Chief Executive Officer and President of Strategic Hotels & Resorts, Inc., a publicly traded REIT with a portfolio of luxury hotels. From August 2010 to November 2012, he served as Strategic Hotels & Resorts’ non-executive Chairman, and from August 2009 to December 2015, as a director. He served as President of the Global Development Group of Starwood Hotels & Resorts Worldwide, Inc. from July 2006 through March 2008, and as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., a subsidiary of Starwood Hotels & Resorts Worldwide, Inc., a publicly traded hotel and leisure company, from October 1999 to July 2006. Mr. Gellein is also Chair Emeritus of the American Resort Development Association and serves as Vice Chairman and Treasurer of the Mind and Life Institute.

Based on his past roles with Strategic Hotels & Resorts and Starwood, Mr. Gellein brings to the Board vast leadership experience in the hospitality and lodging industries with a particular expertise in the vacation ownership sector. As a result of these roles, Mr. Gellein also has experience as an executive officer and board member of publicly traded companies. As a past Chairman of the Board of Directors of the American Resort Development Association, he also has extensive knowledge of the legislative and regulatory issues related to the vacation ownership business.

Thomas J. Hutchison III

Mr. Hutchison, 75, has served as a director of the Company since November 2011. Since October 2008, Mr. Hutchison has served as Chairman of Legacy Hotel Advisors, LLC and Legacy Healthcare Advisors, LLC, industry consulting firms of which he is the principal founder. From January 2000 through 2007, he served in various executive positions at CNL Financial Group, Inc., including as Chief Executive Officer of CNL Hotels & Resorts, a publicly traded REIT, and CNL Retirement, a REIT with investments in medical real estate. Mr. Hutchison is also a member of the Board of Trustees of Hersha Hospitality Trust, a publicly traded REIT, and a director of Target Healthcare REIT Ltd., a company traded on the London Stock Exchange.

Mr. Hutchison brings to the Board his over 40 years of senior leadership experience in the lodging, hospitality, travel, and real estate development and finance industries. Mr. Hutchison also has extensive business development experience and experience as a board member of publicly traded companies.

Dianna F. Morgan

Ms. Morgan, 65, has served as a director of the Company since April 2013. She retired in 2001 from a 30-year career with Walt Disney World Company, a subsidiary of The Walt Disney Company, a publicly traded entertainment company, where she served most recently as Senior Vice President of Public Affairs and Senior Vice President of Human Resources for Walt Disney World Company. During her tenure at Walt Disney World Company, she oversaw the Disney Institute, a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. She served on the Board of Trustees for the University of Florida from 2001 to 2011, and as its Chair from 2007 to 2009. She currently serves on the Board of Directors of CNL Healthcare Properties, Inc. and Chesapeake Utilities Corporation and the Board of Trustees of Hersha Hospitality Trust, a publicly traded REIT. Ms. Morgan is also Immediate Past Chair of the Board of Directors of Orlando Health and previously served as Chairman of the national board for the Children’s Miracle Network. Within the last five years, she served on the Board of CNL Bancshares, Inc.

As an accomplished senior manager at Walt Disney World Company in various areas, Ms. Morgan brings to the Board best practice expertise in human capital and the customer experience. Ms. Morgan’s previous experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided her with extensive knowledge of leadership development programs and organizational culture. In addition, Ms. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. She also has extensive experience as a board member of publicly traded and private companies.

Summary of Director Attributes and Skills

Our Board members have a diversity of experience and bring to our
Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following highlights the key characteristics the Board believes qualifies its current members to serve the interests of our shareholders. This summary is not a complete description of the skills and attributes of our Board members, and additional information can be found in their biographies above.

Corporate Leadership experience is important because directors with experience running public companies, private companies or other large organizations (including government organizations) typically possess strong leadership qualities and the ability to identify and help develop those qualities in others.

	●	●	●	●	●	●	●	●
Independence satisfies the independence requirement of the NYSE and our Corporate Governance Guidelines.	●	●	●	●	●	●	●
Diversity adds perspective through diversity in, among other areas, gender, ethnic background and race.					●		●
Financial & Capital Markets experience helps Board members advise on our capital structure and financing and investing activities.	●	●	●	●		●
Accounting & Financial Reporting experience is important in overseeing our financial reporting and internal controls to assure transparency and accuracy.	●	●				●
Public Company Board Service & Governance experience supports our goals of strong Board and management accountability, transparency and protection of shareholder interests.	●	●	●	●	●	●	●	●
Vacation Ownership & Lodging Industry experience is important in overseeing the development and implementation of our business strategy and operating plan.	●		●	●		●	●	●
Legal, Regulatory & Government Relations experience is relevant because we operate in a heavily regulated industry that is directly affected by governmental actions.	●	●	●	●	●		●	●
Sales & Marketing experience is important in understanding the consumer-driven aspects of our business in order to deliver outstanding service.			●	●				●
Real Estate & Business Development experience is important in understanding and reviewing our business and strategy.	●		●	●		●		●
Human Capital, Professional Development & Organizational Culture experience is valuable in helping us attract, motivate and retain top candidates for positions.	●	●				●	●	●
Technology experience is relevant as we look for ways to enhance the customer experience and internal operations.	●	●				●		●

Board Leadership Structure

Mr. Shaw serves as the Chairman of the Board. Our Corporate Governance Principles provide that an independent director will serve as Lead Independent Director, as recommended by the Nominating and Corporate Governance Committee and selected by the Board. Mr. Martinez currently serves as Lead Independent Director. When the position of Chairman is held by an independent director, such as Mr. Shaw, the Lead Independent Director’s responsibilities include: (1) setting the agenda for and presiding over the executive sessions of the non-management directors and independent directors in the Chairman’s absence; (2) participating with the Chairman in setting agendas and schedules for Board meetings; (3) chairing Board meetings in the Chairman’s absence; and (4) acting as a liaison between the independent directors and the Chairman. The Lead Independent Director also has the authority to call additional executive sessions as appropriate. The Board believes that its current leadership structure, which includes both an independent Chairman and a Lead Independent Director, improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and provides support to the Chairman in his critical role.

Seven of our eight directors are independent, and the Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee are comprised solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

We believe that the separation of the roles of Chairman and Chief Executive Officer, and the oversight by the independent directors, is the optimal leadership structure for the Company and our shareholders at this time, because it allows our Chief Executive Officer to focus on his duties while benefitting from the Chairman’s significant experience at Marriott International and in the hospitality industry.

Selection of Director Nominees

The Nominating and Corporate Governance Committee identifies and recruits candidates for election to the Board. The Nominating and Corporate Governance Committee selects and recommends to the Board director candidates based on the Nominating and Corporate Governance Committee’s evaluation of each candidate’s character, judgment, personal and professional ethics, personal and professional integrity, values, background experience, technical skills, affiliations, familiarity with national and international issues affecting our business and demonstrated exceptional ability and judgment. Although we do not have a formal policy regarding diversity, our Board views diversity as a priority and seeks diverse representation among its members. Candidates are selected who not only bring a depth of experience but also provide skills and knowledge complementary to the Board and our business. Candidates must be committed to representing the long-term interests of our shareholders and fulfilling a director’s duties and responsibilities, which include attending Board meetings and our annual shareholder meeting, and preparing for Board meetings by advance review of any meeting materials. The Nominating and Corporate Governance Committee recommends to the Board the Company’s candidates for election or reelection to the Board at each annual meeting of shareholders, as well as candidates to be elected by the Board as necessary to fill vacancies and newly created directorships. The Board proposes a slate of nominees to the shareholders for election to the Board. The Board also determines the number of directors on the Board.

The Nominating and Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, officers and employees of the Company, and other sources that the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee will also consider candidates for Board membership recommended by shareholders. Shareholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Corporate Secretary.

The supporting information should include the information required by our Bylaws in connection with the nominations of persons for election to the Board. The Nominating and Corporate Governance Committee will evaluate all candidates, regardless of source, in light of the Board-approved criteria.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles that meet or exceed the NYSE Listing Standards and establish a framework for the governance of the Company. The full text of the Corporate Governance Principles can be found in the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance.” A copy may also be obtained upon request from our Corporate Secretary. Our Corporate Governance Principles establish the limit on the number of boards of publicly-traded companies on which the Company’s directors may serve at two, including our Board, for directors who are chief executive officers of publicly traded companies, and five for other directors. Our Corporate Governance Principles also establish the limit on the number of audit committees of publicly traded companies on which members of the Company’s Audit Committee may serve, including our Audit Committee, at three.

Director Independence

Our Corporate Governance Principles provide that at least a majority of the Board will consist of independent directors. An “independent” director is a director who meets the NYSE definition of independence, as determined by the Board. To be considered “independent,” the Board must determine that a director has no direct or indirect material relationship with the Company. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee. The Board undertook its most recent annual review of director independence in February 2017. As a result of this review, the Board affirmatively determined that seven of our eight directors are independent: Mr. Andrews, Mr. Gellein, Mr. Hutchison, Mr. Martinez, Mr. McCarten, Ms. Morgan and Mr. Shaw. Mr. Weisz is not independent as a result of his employment with the Company.

In assessing director independence, the Board considered relationships with the Company over the past three years, because the NYSE Listing Standards “look back” three years when evaluating a director’s independence. Specifically, the Board considered that Mr. Martinez is an employee of JP Morgan Chase & Co. (“JPMorgan”), a company that provides various financial and banking services to us, including acting as the lead bank in the syndicate of banks in our revolving corporate credit facility. Mr. Martinez is not an executive officer of JPMorgan and does not work in the business units of JPMorgan that provide services to us. In addition, payments that we made to or received from JPMorgan were less than one percent of JPMorgan’s consolidated gross annual revenues in each of the last three fiscal years. The Board further considered that Mr. Shaw and Mr. McCarten are affiliated with a company that does business in the ordinary course with the Company and that the payments fell below the thresholds contained in the NYSE Listing Standards regarding director independence. The Board also considered that Mr. Gellein is a Chair Emeritus and, until April 2014 was a member of the Board of Directors, of a trade association that received payments from the Company that fell below the thresholds contained in the NYSE Listing Standards regarding director independence.

Board and Committee Meetings and Attendance

Our Board met five times in 2016. No incumbent director attended fewer than 75 percent of the meetings of the Board or any Committee on which such director served. Directors are expected to attend annual meetings of shareholders, and each of our directors attended the 2016 Annual Meeting of Shareholders.

Committees of our Board

The Board has three standing committees: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, and those charters are available in the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance.” Copies of the committee charters also may be obtained upon request from our Corporate Secretary. Other committees may also be established by our Board from time to time. The composition of our committees is set forth in the chart below.

Audit Committee	Compensation Policy Committee	Nominating and Corporate Governance Committee
William W. McCarten (Chair) C.E. Andrews Raymond L. Gellein, Jr. Thomas J. Hutchison III	Thomas J. Hutchison III (Chair) Raymond L. Gellein, Jr. William W. McCarten Dianna F. Morgan	Melquiades R. Martinez (Chair) C.E. Andrews Raymond L. Gellein, Jr. Thomas J. Hutchison III William W. McCarten Dianna F. Morgan

Audit Committee

The Board has determined that each of the members of the Audit Committee is independent as defined under our Corporate Governance Principles, the NYSE Listing Standards and applicable SEC rules for audit committee members. The Audit Committee met eight times in 2016. There is unrestricted access between the Audit Committee and the independent auditor and internal auditors. The Board has determined that all members of the Audit Committee are financially literate, and that Mr. Andrews and Mr. McCarten each possesses accounting or related financial management expertise within the meaning of the NYSE Listing Standards and qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

The responsibilities of the Audit Committee include, among other things:

•	appointing, retaining, overseeing and determining the compensation of our independent auditor;

•	approving all terms and fees associated with any audit engagement of our independent auditor;

•	overseeing our accounting, reporting, and financial practices;

•	overseeing our internal control environment and compliance with legal and regulatory requirements;

•	overseeing our independent auditor’s qualifications and independence; and

•	overseeing the performance of our internal audit function and the independent auditor.

The Audit Committee meets at least annually with representatives of our Disclosure Committee, a management committee that assists in ensuring the Company’s public disclosures are accurate and timely. A shareholder may receive a copy of the Disclosure Committee’s charter upon request from our Corporate Secretary.

Compensation Policy Committee

The Board has determined that each of the members of the Compensation Policy Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards for compensation committee members. The Compensation Policy Committee met five times in 2016.

The responsibilities of the Compensation Policy Committee include, among other things:

•	assisting the Board in discharging its responsibilities relating to executive compensation;

•	overseeing our overall compensation structure, policies and programs;

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer;

•	overseeing the evaluation and setting the compensation of our other executive officers;

•	reviewing a plan for executive succession; and

•	reviewing the compensation of non-employee directors and recommending any changes in compensation to the Board.

Nominating and Corporate Governance Committee

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Nominating and Corporate Governance Committee met five times in 2016.

The responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	identifying and evaluating director candidates;

•	recommending to the Board director candidates for election;

•	recommending to the Board implementation of corporate governance principles and annually reviewing and recommending changes to these principles as appropriate;

•	reviewing our conflict of interest and related party transactions policies and approving certain related party transactions as provided for in such policies; and

•	performing a leadership role in shaping our corporate governance.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Our Corporate Governance Principles require the Board to have at least two regularly scheduled executive sessions a year for the non-management directors without management present, and require the independent directors to meet in executive session at least annually. The Chairman, who is currently Mr. Shaw, presides at such executive sessions.

Risk Oversight

Our Board is responsible for overseeing our processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions. In performing its oversight responsibilities, our Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing us. The Board believes that its risk oversight process would be effective under a variety of Board leadership structures, and therefore, it does not materially affect the Board’s choice of leadership structure.

The Board has delegated certain risk oversight functions to the Audit Committee. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses our business and financial risk management and risk assessment policies and procedures with senior management, our independent auditor and the Chief Audit Executive. The Audit Committee incorporates its risk assessment function into its reports to the Board.

In addition, the Compensation Policy Committee evaluates any incentives and risks arising from or related to our compensation programs and plans and assesses whether the incentives and risks are appropriate. As discussed in the Compensation Discussion and Analysis below, the Compensation Policy Committee believes that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.

Communications with the Board

Anyone, including a shareholder, may communicate a concern about the Company’s conduct, or about our accounting, internal accounting controls or auditing matters, directly to the Chairman of the Board, to the Chair of the Nominating and Corporate Governance Committee (who is currently also the Lead Independent Director), to the independent directors, to the non-management/independent directors as a group, or to the Audit Committee. Such communications may be confidential and/or anonymous and may be emailed to business.ethics@mvwc.com or submitted in writing to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Chief Audit Executive. All such concerns are forwarded to the appropriate directors for their review, and are reviewed and addressed by us in the same way that we address other concerns.

Code of Conduct

Our Board has adopted a code of conduct, our Business Conduct Guide, that applies to all of our directors, officers and associates, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Our Business Conduct Guide is available in the Investor Relations section of our website (www.marriottvacationsworldwide.com) and is accessible by clicking on “Corporate Governance.” Any amendments to our Business Conduct Guide and any grant of a waiver from a provision of our Business Conduct Guide requiring disclosure under applicable SEC rules will be disclosed at the same location as the Business Conduct Guide in the Investor Relations section of our website located at www.marriottvacationsworldwide.com.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditor is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements, together with the results of management’s assessment of the internal controls over financial reporting, with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditor those matters required to be discussed by the independent auditor with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2016, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

William W. McCarten, Chair

C.E. Andrews

Raymond L. Gellein, Jr.

Thomas J. Hutchison III

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and as needed. The Audit Committee has delegated authority to the Audit Committee Chair to pre-approve principal independent auditor services where we deem it necessary or advisable that such service commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair informs the Audit Committee of any such services and the estimated fees that were pre-approved at the next scheduled in-person meeting). During 2016, all such services were pre-approved by the Audit Committee.

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents aggregate fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young, for the audit of our annual financial statements for fiscal 2016 and fiscal 2015 and aggregate fees billed in fiscal 2016 and fiscal 2015 for audit-related services, tax services and all other permissible non-audit services rendered by our independent registered public accounting firm. The Audit Committee approved all of the fees presented in the table below. The Audit Committee is also responsible for overseeing the fee negotiations associated with the retention of Ernst & Young for the audit of our financial statements and internal control over financial reporting.

	2016	2015
Audit Fees(1)	$3,371,591	$3,076,300
Audit-Related Fees(2)	187,600	166,500
Tax Fees(3)	254,000	51,700
All Other Fees(4)	—	—

Total Fees	$3,813,191	$3,294,500

(1)

Audit Fees principally consist of fees for audits of our financial statements, reviews of our quarterly financial statements and related reports, reviews of registration statements and certain periodic reports filed with the SEC and fees for statutory audits of our international subsidiaries.

(2)	Audit-Related Fees principally consist of fees billed in connection with special projects and agreed upon procedures.
(3)	Tax Fees principally consist of fees billed in connection with tax consulting and advisory services.
(4)	All Other Fees principally consist of fees billed in connection with services related to potential development opportunities, federal employment tax credits and other matters.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our executive officers for whom compensation information is presented in the Summary Compensation Table below, who we refer to as our “named executive officers,” are:

Name	Title
Stephen P. Weisz	President and Chief Executive Officer
John E. Geller, Jr.	Executive Vice President and Chief Financial Officer
R. Lee Cunningham	Executive Vice President and Chief Operating Officer
Lizabeth Kane-Hanan	Executive Vice President and Chief Growth and Inventory Officer
Brian E. Miller	Executive Vice President and Chief Sales and Marketing Officer

Executive Summary

Our seasoned management team is led by Stephen P. Weisz, our President and Chief Executive Officer, who has served as President of the Company since 1996 and has over 44 years of combined experience at Marriott Vacations Worldwide and Marriott International. Our nine executive officers have an average of over 27 years of total combined experience at Marriott Vacations Worldwide and Marriott International, with more than half of those years spent leading our business. We believe our management team’s extensive public company and vacation ownership industry experience has enabled us to achieve solid performance and will enable us to continue to respond quickly and effectively to changing market conditions and consumer trends.

Our executive compensation program is designed to embody our compensation principles and includes the following key elements:

•	base salary, which provides our named executive officers a fixed level of compensation;

•	annual bonus, which encourages the achievement of current year objectives; and

•	stock based awards, which align the long-term interests of our named executive officers with the interests of our shareholders and encourage the achievement of longer-term objectives.

Company Performance in 2016

We have been a pioneer in the vacation ownership industry since 1984, when Marriott International became the first company to introduce a lodging-branded vacation ownership product. Our company’s results were strong in the year ended December 30, 2016:

•	Full year 2016 net income totaled $137.3 million, or $4.83 diluted earnings per share, compared to reported net income of $122.8 million in 2015, or $3.82 diluted earnings per share.

•	Adjusted EBITDA totaled $261.4 million, an increase of $11.3 million, or 4.5 percent, year-over-year.

•	Total company vacation ownership contract sales (which exclude residential sales) were $723.6 million, an increase of $23.8 million, or 3.4 percent, year-over-year.

•

We repurchased approximately 2.8 million shares of our common stock at an average price of $63.09 per share for a total of $177.8 million. Including dividends paid during the year, we returned a total of $212.0 million to our shareholders in 2016.

•	North America volume per guest totaled $3,462, an increase of 2.2 percent from 2015; tours increased 2.3 percent year-over-year.

•

We introduced Marriott Vacation Club Pulse, an extension to the Marriott Vacation Club brand, which features unique properties that embrace the spirit and culture of their urban locations, creating an authentic sense of place while delivering easy access to local interests, attractions and transportation.

The first five Marriott Vacation Club Pulse properties include our newly rebranded Marriott Vacation Club Pulse at Custom House, Boston, as well as four properties new to our portfolio: Marriott Vacation Club Pulse, New York City; Marriott Vacation Club Pulse, San Diego; Marriott Vacation Club Pulse, South Beach; and Marriott Vacation Club Pulse at The Mayflower, Washington, D.C.

•

In addition to the four new Marriott Vacation Club Pulse properties, we opened Marriott Vacation Club at Surfers Paradise in Surfers Paradise, Australia. Each of these locations also includes a new sales center, and with our new sales center in Waikoloa, Hawaii at what we expect will be another new location for us in 2017, brings to six our total new sales centers opened since the start of 2016.

•

We completed the disposition of the portion of our Surfers Paradise, Australia property that we acquired in 2015 and did not intend to convert into vacation ownership interests for approximately $50.9 million in gross cash proceeds. We also completed a bulk sale of the remaining 19 residential units at our San Francisco property for $19.5 million in gross cash proceeds.

•	We were recognized by the Aon Best Employers program in the countries of Aruba, Australia, France, Ireland, Spain, Thailand, the United Arab Emirates, the United Kingdom and the United States.

Adjusted EBITDA (as defined below) is a financial measure that is not prescribed by United States generally accepted accounting principles (“GAAP”). Please refer to Appendix A for a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable GAAP financial measure, as well as our reasons for presenting this measure. We calculate volume per guest by dividing contract sales, excluding fractional and residential sales, telesales and other sales that are not attributed to a tour at a sales location, by the number of sales tours in a given period. We believe that this operating metric is valuable in evaluating the effectiveness of the sales process as it combines the impact of average contract price with the number of touring guests who make a purchase.

Compensation Actions in 2016

The Compensation Policy Committee made the following key compensation decisions for 2016:

•	Base Salary. The Compensation Policy Committee made salary adjustments for our named executive officers in February 2016, effective January 2, 2016.

•

Annual Bonus. For 2016, the Compensation Policy Committee established a management bonus plan (the “Bonus Plan”) for the named executive officers, intended to reward them for achievement of pre-established financial, operational and associate objectives. The financial objectives, with respect to which 60 percent of the amounts payable under the Bonus Plan may be earned, consisted of Adjusted EBITDA, Net Income and Total Contract Sales (which are defined below). These objectives were selected because they are important indicators of the Company’s profitability and sustainability. With respect to the financial objectives, the payout for each named executive officer for 2016 was at 74.4 percent of the target amount for Adjusted EBITDA, at 127.1 percent of the target amount (but below the maximum amount) for Net Income, and at 0 percent of the target amount (and below the minimum amount) for Total Contract Sales.

•

Equity Compensation. In February 2016, the Compensation Policy Committee approved the annual equity awards for 2016 for our named executive officers. The awards were a mixture of performance-based stock units (“Performance Units”), stock appreciation rights (“SARs”) and restricted stock units (“RSUs”), with 45 percent of each named executive officer’s total equity compensation consisting of Performance Units, 30 percent consisting of SARs and 25 percent consisting of RSUs, based on grant date value.

Corporate Governance and Best Practices

Our executive compensation programs contain features that are intended to embody our compensation principles and promote strong executive compensation corporate governance.

•

Performance-based compensation is a significant component of total pay opportunity for our executive officers. The chart below reflects the percentage of each named executive officer’s total compensation for 2016 as reflected in the Summary Compensation Table that was performance-based (amounts earned as annual bonus and sales incentive compensation by the named executive officer for 2016 and the grant date value of the portion of the equity compensation that consists of Performance Units and SARs):

•

Annual cash compensation awards are designed to reward the achievement of pre-established financial objectives, individual achievement objectives, customer/guest satisfaction objectives and associate engagement objectives.

•

We have a long-term incentive plan with share-based payouts at the end of three-year performance periods that rewards executives for meeting key financial objectives. In 2016, 45 percent of each executive officer’s award consisted of Performance Units, based on grant date value.

•

We have a clawback policy applicable to incentive compensation paid to our executive officers and directors, which is in addition to the clawback provision that applies to equity awards under the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan (the “Stock and Cash Incentive Plan”).

•	We do not provide for a gross-up of excise taxes on any “parachute payments” that could become payable in connection with a change in control.

•	Executive officers are provided only limited perquisites and are not provided with tax gross-ups with respect to such perquisites.

•	The Stock and Cash Incentive Plan does not include an “evergreen” provision.

•

We cannot, without shareholder approval, “reprice” stock options or SARs by reducing the exercise price of such stock option or SAR, exchanging such stock option or SAR for a new award with a lower exercise price, or exchanging such stock option or SAR for cash (other than in connection with specified corporate transactions).

•	We do not provide “single trigger” change in control benefits, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control.

•

We have stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock (as determined under the guidelines) with a market value equal to five times base salary and other executive officers to own shares of our common stock with a market value equal to two to three times annual base salary. Executive officers who served in such capacity at the time of the Spin-Off were expected to, and did, comply with these guidelines by the end of 2016; other executive officers are expected to comply by the end of their fifth full year of service.

•

Equity grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Annual grants are generally made during the first quarter, after the release of our earnings for the prior year and guidance for the current year, which is intended to ensure that we do not make equity grants when we have such material, non-public information.

•	Our associates, officers and directors may not at any time engage in any form of derivative transactions (such as “short” sales or “option puts or calls”) in our securities.

•	Our associates, officers and directors are prohibited from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan.

•	We do not have employment agreements with any of our executive officers.

•	None of our executive officers are entitled to guaranteed bonuses.

Philosophy

The Compensation Policy Committee is responsible for approving and overseeing our executive compensation programs. The Compensation Policy Committee has approved, and periodically reviews, compensation principles that form the basis of our compensation philosophy and reflect our belief that strong and consistent leadership is the key to long-term success in our industry. Therefore, in designing and implementing the compensation program that applies to the named executive officers, we emphasized the following three principles:

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Drive Shareholder Value: Executive officers should be paid in a manner that is primarily focused on driving shareholder value. Therefore, equity compensation is and has been a significant component of total pay opportunity for the named executive officers.

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Motivate Short-term and Longer-term Performance: Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve current year as well as longer-term objectives. This has been achieved by offering a mix of short-term cash-based and long-term equity-based incentives.

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Retain Talent: The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. We work to achieve this, in part, through our review of the market data and internal pay equity considerations described below in making compensation decisions. The Compensation Policy Committee seeks to establish compensation generally consistent with the median in total direct compensation, while also considering performance and scope of job.

Role of Management, the Compensation Policy Committee and the Compensation Consultant

Our Compensation Policy Committee Chair, Thomas J. Hutchison III, with input from our Chairman, William J. Shaw, made recommendations to the Compensation Policy Committee with respect to Mr. Weisz’s compensation. With input from our human resources department, Mr. Weisz made compensation recommendations for the other named executive officers. The Compensation Policy Committee approved the total compensation packages for each of the named executive officers, including base salary, annual bonus targets, actual bonuses earned, and equity awards. In designing and implementing compensation programs applicable to the named executive officers, our Compensation Policy Committee considered the advice and recommendations of its compensation consultant, Exequity LLP. Additional information regarding Exequity LLP is provided below.

2016 Compensation

The elements and levels of our named executive officers’ compensation were not determined through rigid, categorical guidelines or formulae. The Compensation Policy Committee considered market data (as described below), and also considered internal factors, such as job level, experience, time in position and internal pay equity, as well as subjective factors such as leadership ability, individual performance, retention needs and future potential, as part of the management development and succession planning process. From time to time, the Compensation Policy Committee reviews “tally sheets” prepared by management for each of the named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various circumstances, including following a change in control. The Compensation Policy Committee did not recommend specific changes to the executive compensation program for 2016 in response to a review of tally sheets in 2016, although it used the tally sheet information as one data point when considering executive compensation matters.

Base Salary

In February 2016, the Compensation Policy Committee approved the following base salaries for the named executive officers, effective as of January 2, 2016:

Name	2016 Base Salary	2015 Base Salary	Percent Change
Mr. Weisz	$828,000	$800,000	3.5%
Mr. Geller	$512,325	$465,750	10.0%
Mr. Cunningham	$426,560	$406,248	5.0%
Ms. Kane-Hanan	$389,367	$372,600	4.5%
Mr. Miller	$650,770	$628,763	3.5%

In determining whether to make adjustments to base salaries, the Compensation Policy Committee considered market data, as well as internal factors, experience, time in position and internal pay equity, and subjective factors such as individual performance and future potential. No specific weightings were assigned to the factors considered. The Compensation Policy Committee expects to review base salaries for the named executive officers annually to determine whether base salary levels are commensurate with the officers’ responsibilities and the competitive market. In general, the increases in executive base salaries for 2016 were consistent with the standard merit increase that applied in 2016 to all salaried employees. With respect to Mr. Geller, the Compensation Policy Committee’s consideration of the external market pay practices of various companies discussed below under “Market Data” resulted in the determination to increase Mr. Geller’s base salary by a larger percentage than that of the other named executive officers for 2016 in order to align his total target direct compensation closer to the median of the market data for his position.

Bonuses and Incentives

Annual Bonuses

For 2016, the named executive officers participated in the Bonus Plan, which was intended to reward executives for achievement of pre-established financial, operational and associate objectives tied to 2016 performance. The potential awards under the Bonus Plan are reported in the Grants of Plan-Based Awards for Fiscal Year 2016 table, and the actual award amounts earned under the Bonus Plan are reported in the “non-equity incentive plan compensation” column in the Summary Compensation Table following this Compensation Discussion and Analysis.

In February 2016, the Compensation Policy Committee approved the following target awards as a percentage of base salary for the named executive officers:

Name	2016 Target	2015 Target	Percent Change
Mr. Weisz	120%	120%	—
Mr. Geller	80%	75%	6.7%
Mr. Cunningham	70%	70%	—
Ms. Kane-Hanan	60%	60%	—
Mr. Miller	60%	60%	—

In determining the amount of the target award percentage for each named executive officer, as well as in determining the differences in the target award percentages among the named executive officers, the Compensation Policy Committee primarily considered market data and internal factors, including pay equity with other officers, differences in responsibilities, future potential and, with respect to Mr. Miller, the fact that he participates in the sales incentive plan described below. The maximum award for each named executive officer was 200 percent of such named executive officer’s target award. The Compensation Policy Committee’s consideration of the external market pay practices of various companies discussed below under “Market Data” resulted in the determination to increase the target award percentage of only Mr. Geller for 2016 in order to align his total target direct compensation closer to the median of the market data for his position.

Awards under the Bonus Plan also were contingent upon a compensation funding formula based on earnings (net income as reported in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016 (the “2016 Form 10-K”)), before interest expense (excluding consumer financing interest expense, which is described below), provision for income taxes, depreciation and amortization (“EBITDA”). The purpose of the funding formula is to allow awards under the Bonus Plan to be designed in a manner intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The formula established an award pool, which sets the maximum amount that could be paid to executive officers covered by the compensation formula as a group at six percent of EBITDA for the fiscal year ended December 30, 2016. For purposes of Section 162(m), the maximum award for Mr. Weisz, as the Chief Executive Officer, was 40 percent of this pool, the maximum award for Mr. Miller was 30 percent of this pool (which includes amounts payable under the sales incentive plan described below), and the maximum amount that could be paid to each of the other named executive officers (other than Mr. Geller) was 15 percent of the pool. In addition, individual annual award amounts are limited to $4 million as provided in the Stock and Cash Incentive Plan. These limits establish the maximum annual incentive awards that could be paid.

Subject to the overall maximums described above, the Bonus Plan rewarded executives for achievement of pre-established financial, operational and associate objectives. Two of the financial objectives, Adjusted EBITDA and Net Income, were also financial objectives for the 2015 bonus plan. The third objective, Total Contract Sales, was added for 2016 in recognition of the importance of contract sales to our Company’s overall performance. As a group, these performance measures were selected because they are important indicators of the Company’s profitability and sustainability. Mr. Weisz and Mr. Geller developed the specific performance level percentages for the Adjusted EBITDA, Net Income and Total Contract Sales objectives, which objectives were reviewed and approved by the Compensation Policy Committee.

For all named executive officers, Adjusted EBITDA was the most heavily weighted performance criteria, because it is reflective of the financial viability and success of the Company in the performance year. “Adjusted EBITDA” means EBITDA (as reported in the 2016 Form 10-K), excluding the impact of non-cash share based compensation expense, impairments, transaction costs, gains and losses on the disposal of assets and litigation settlements. Adjusted EBITDA includes the impact of only that interest expense associated with our debt from the securitization of vacation ownership notes receivable, including the utilization of our warehouse facility (which we refer to as consumer financing interest expense). The Adjusted EBITDA target was set at $272.0 million, a level we believed to be achievable but not certain to be met. For 2016, the named executive officers were eligible to receive the portion of the bonus attributable to Adjusted EBITDA based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
$244.8 million or less	0%
$272.0 million	100%
$299.2 million or more	200%

For purposes of the Bonus Plan, “Net Income” means net income (as reported in the 2016 Form 10-K) for the 2016 fiscal year, excluding transaction costs, gains and losses on the disposal of assets, litigation settlements and activity not associated with our on-going core operations. While net income as reported in the 2016 Form 10-K includes costs not associated with the Company’s on-going core operations, the Compensation Policy Committee determined that excluding these costs more closely aligned this metric with the results of our on-going core operations. The Net Income target was set at $133.0 million, a level we believed to be achievable but not certain to be met. For 2016, the named executive officers were eligible to receive the portion of the bonus attributable to Net Income based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
$119.7 million or less	0%
$133.0 million	100%
$146.3 million or more	200%

For purposes of the Bonus Plan, “Total Contract Sales” means vacation ownership contract sales (as reported in the 2016 Form 10-K) for the 2016 fiscal year. The Total Contract Sales target was set at $763.2 million, a level we believed to be achievable but not certain to be met. For 2016, the named executive officers were eligible to receive the portion of the bonus attributable to Total Contract Sales based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
$732.7 million or less	0%
$763.2 million	100%
$793.8 million or more	200%

For each of the financial measures, achievement falling between two of the stated performance achievement levels resulted in the payment for that portion of the bonus being interpolated between the corresponding bonus levels.

For the fiscal year ended December 30, 2016, we achieved, for purposes of the Bonus Plan, Adjusted EBITDA of $265.0 million, Net Income of $136.6 million and Total Contract Sales of $723.6 million. This achievement resulted in a payout that was at 74.4 percent of the target amount for Adjusted EBITDA, at 127.1 percent of the target amount (but below the maximum amount) for Net Income, and at 0 percent of the target amount (and below the minimum amount) for Total Contract Sales (see the table on page 28 for the weightings for each metric and the actual amount earned in respect thereof for each named executive officer).

For purposes of the Bonus Plan, the Compensation Policy Committee approved adjustments to our reported results to more closely reflect the results of our on-going core operations. Adjusted EBITDA was adjusted as follows:

Adjusted EBITDA as Reported (in millions)	Adjustment	Amount (in millions)
$261.4	Hurricane Matthew impact	$3.6

	Adjusted EBITDA for 2016 Bonus Plan	$265.0

Net Income was adjusted as follows:

Net Income as Reported (in millions)	Adjustment	Amount (in millions)
$137.3	Gains and losses on the disposal of assets	$(11.2)
	Hurricane Matthew impact included in Adjusted EBITDA as reported	1.4
	Additional Hurricane Matthew impact	3.6
	Transaction costs associated with acquisitions	4.9
	Reversal of litigation settlement expense	(0.3)
	Losses from operation of a property in Australia that we acquired with the intention to sell	0.2
	Tax impact	0.7

	Net Income for 2016 Bonus Plan	$136.6

Although the adjustments above include certain adjustments related to the impact of Hurricane Matthew, these adjustments do not reflect the entire impact of Hurricane Matthew on our company.

In addition to the financial performance measures, the Bonus Plan for the named executive officers also included performance measures based on individual performance as well as measures of operational performance. These performance measures were evaluated subjectively and objectively and, like Adjusted EBITDA, Net Income and Total Contract Sales targets, are intended to establish high standards, consistent with our quality goals, which we believed were achievable but not certain to be met. We believe that the following individual and operational performance measures are important contributors to achieving success within our industry. Payouts under these performance measures can be zero, at target or maximum award levels or, in most cases, interpolated between zero, target and maximum.

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Individual Achievement: The Compensation Policy Committee approved a specific set of management objectives for each of the named executive officers that was aligned to his or her responsibilities and role within the Company. At least 50 percent of the amount each named executive officer could receive for performance with respect to his or her individual achievement measures was tied to objective financial goals. The management objectives generally were expected to be challenging and are among the core duties of the positions.

Examples of the financial goals include:

o	Achieve targeted free cash flow;

o	Achieve targeted resort management and other services margin; and

o	Achieve targeted rental margin.

Examples of operational goals include:

o	Finalize arrangements to acquire inventory through capital efficient transactions;

o	Achieve targeted tour flow growth; and

o	Support execution of the Marriott Vacation Club Pulse brand extension.

We do not disclose the specific goals and objectives within, or the relative weighting of, the above objectives because we believe they constitute confidential business information and their disclosure could impair our ability to compete effectively.

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Customer Satisfaction: Customer satisfaction was based on the results of customer and guest satisfaction surveys we developed. Different surveys are used for different aspects of our business, such as Guest Satisfaction, Sales and Marketing Satisfaction and Owner Services Satisfaction. These surveys address topics such as overall satisfaction, quality of service, and cleanliness of properties. Numerical ratings are assigned with the objective of assessing customers’ and guests’ overall satisfaction compared to the goal that is established at the beginning of each year. The achievement of each named executive officer, other than the Executive Vice President and Chief Sales and Marketing Officer, was based on a composite score of the three satisfaction surveys. The composite was a weighted average of the three surveys, based on number of responses. The goal and achievement of the Executive Vice President and Chief Sales and Marketing Officer was based upon the weighted average of the Sales & Marketing Satisfaction survey and the Owner Services Satisfaction survey, based on the number of responses.

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Associate Engagement: Assessment of our associate engagement for the named executive officers, other than the President and Chief Executive Officer, was based on our engagement assessment for their areas of responsibility compared to the Aon benchmarks of “Consumer Services” and “Best Employer.” The President and Chief Executive Officer was evaluated based on the engagement assessment for the entire company.

The respective weightings of the relevant performance measures and the aggregate target and actual payments under the Bonus Plan are displayed in the table below.

Name		Adjusted EBITDA	Net Income	Total Contract Sales	Individual Performance		Customer/ Guest Satisfaction	Associate Engagement	Total
					Financial	Operational
Stephen P. Weisz	Weight of Total Award (%)	40.00	10.00	10.00	10.00	10.00	10.00	10.00	100.00
	Target Award as % of Salary	48.00	12.00	12.00	12.00	12.00	12.00	12.00	120.00
	Actual Payout as % of Salary	35.69	15.25	0.00	16.22	14.98	24.00	24.00	130.14
	Actual Payout as % of Target	74.36	127.10	0.00	67.60	62.40	200.00	200.00	108.45

John E. Geller, Jr.	Weight of Total Award (%)	40.00	10.00	10.00	10.00	10.00	10.00	10.00	100.00
	Target Award as % of Salary	32.00	8.00	8.00	8.00	8.00	8.00	8.00	80.00
	Actual Payout as % of Salary	23.79	10.17	0.00	16.00	16.00	16.00	16.00	97.96
	Actual Payout as % of Target	74.36	127.10	0.00	200.00	200.00	200.00	200.00	122.45

R. Lee Cunningham	Weight of Total Award (%)	40.00	10.00	10.00	10.00	10.00	10.00	10.00	100.00
	Target Award as % of Salary	28.00	7.00	7.00	7.00	7.00	7.00	7.00	70.00
	Actual Payout as % of Salary	20.82	8.90	0.00	11.20	10.92	14.00	14.00	79.84
	Actual Payout as % of Target	74.36	127.10	0.00	160.00	156.00	200.00	200.00	114.05

Lizabeth Kane-Hanan	Weight of Total Award (%)	40.00	10.00	10.00	10.00	10.00	10.00	10.00	100.00
	Target Award as % of Salary	24.00	6.00	6.00	6.00	6.00	6.00	6.00	60.00
	Actual Payout as % of Salary	17.85	7.63	0.00	11.16	10.68	12.00	12.00	71.31
	Actual Payout as % of Target	74.36	127.10	0.00	186.00	178.00	200.00	200.00	118.85

Brian E. Miller	Weight of Total Award (%)	40.00	10.00	10.00	10.00	10.00	10.00	10.00	100.00
	Target Award as % of Salary	24.00	6.00	6.00	6.00	6.00	6.00	6.00	60.00
	Actual Payout as % of Salary	17.85	7.63	0.00	12.00	7.32	12.00	12.00	68.79
	Actual Payout as % of Target	74.36	127.10	0.00	200.00	122.00	200.00	200.00	114.65

The total amount of payout for each named executive officer was as follows: Mr. Weisz, $1,077,582; Mr. Geller, $501,883; Mr. Cunningham, $340,551; Ms. Kane-Hanan, $277,663; and Mr. Miller, $447,674.

Sales Incentive Compensation

Reflecting the significance of customer relations and sales functions to our business and industry practice, Mr. Miller also has been compensated through a sales incentive plan (“Sales Incentive Plan”) based on our achievement of pre-established goals with respect to contract sales volume, cash marketing and selling costs, and marketing and sales corporate overhead costs. The Sales Incentive Plan was recommended by Mr. Weisz and approved by the Compensation Policy Committee and was established based upon an assessment of competitive pay practices in the vacation ownership industry and marketing and sales functions, as well as competitive total direct compensation.

Payouts under the Sales Incentive Plan could have been zero or maximum award levels or interpolated between zero and maximum, which was 50 percent of Mr. Miller’s base salary. We report the potential payments under the Sales Incentive Plan for 2016 in the Grants of Plan-Based Awards for Fiscal Year 2016 table, and we include the actual amount paid to Mr. Miller under the Sales Incentive Plan for 2016 in the “non-equity incentive plan compensation” column in the Summary Compensation Table following this Compensation Discussion and Analysis. We do not disclose the specific goals and objectives within, or the relative weighting of, Mr. Miller’s goals under the Sales Incentive Plan because we believe they constitute confidential business information and their disclosure could impair our ability to compete effectively. However, we believe the performance goals were challenging but reasonably attainable at the time the goals were established.

Mr. Miller’s performance was at 0 percent of the maximum achievement level with respect to contract sales volume, 0 percent of the maximum achievement level with respect to marketing and selling costs, and 100 percent of the maximum achievement level with respect to corporate overhead. The total amount of payout for Mr. Miller under the Sales Incentive Plan was $32,538.

Stock Awards

Stock Awards Granted in 2016

We expect that equity compensation awards will be granted to the named executive officers under the Stock and Cash Incentive Plan on an annual basis. With multi-year and, in some cases, performance-based vesting conditions and the opportunity for long-term capital appreciation, the annual stock awards help us achieve our objectives of attracting and retaining key executive talent, linking named executive officer pay to long-term Company performance and aligning the interests of named executive officers with those of shareholders.

In February 2016, the Compensation Policy Committee approved the following annual equity awards for 2016 for our named executive officers:

Name	2016 Award Value	2015 Award Value	Percent Change
Mr. Weisz	$3,000,000	$2,700,000	11.1%
Mr. Geller	1,100,000	900,000	22.2%
Mr. Cunningham	700,000	600,000	16.7%
Ms. Kane-Hanan	600,000	425,000	41.2%
Mr. Miller	600,000	400,000	50.0%

The amount of each named executive officer’s award, as well as the differences in the target award percentages among the named executive officers, were determined primarily by considering market data (as described below) and internal factors, including pay equity with other officers, differences in responsibilities, job performance, and future potential. The awards are reflected in the Summary Compensation Table for 2016 and the Grants of Plan-Based Awards for Fiscal Year 2016. The value of the awards were allocated among Performance Units, SARs and RSUs as follows:

Type of Award	Percentage of 2016 Award	Percentage of 2015 Award	Percentage Point Change
Performance Units	45%	45%	—
SARs	30%	30%	—
RSUs	25%	25%	—

The allocations were set so as to advance the executives’ alignment with shareholders by increasing their equity ownership, while tying a majority of the awards to future stock price performance and achievement of financial performance goals.

The Performance Units granted in 2016 represent the right to receive shares of our common stock at the end of the performance period beginning January 2, 2016 and ending December 31, 2018, in an amount determined based on the Company’s cumulative achievement over the performance period with respect to two performance objectives: Adjusted EBITDA and return on invested capital, each weighted equally. Return on invested capital (“ROIC”) means net income (as reported in our annual reports on Form 10-K) over the performance period, excluding the impact of all interest expense, provision for income taxes, non-cash share based compensation expense, impairments, transaction costs, gains and losses on the disposal of assets and litigation settlements as a percentage of Total Invested Capital. “Total Invested Capital” means the average of the beginning of the performance period and the end of the performance period total assets less current liabilities excluding debt; provided that any cash in excess of $75 million will be disregarded for purposes of determining total assets. For purposes of calculating both Adjusted EBITDA and ROIC with respect to the Performance Units, the impact of any changes in GAAP is excluded. The Adjusted EBITDA target was set at $901 million, a level we believed to be achievable but not certain to be met. The ROIC target was set at 15.3 percent, a level we believed to be achievable but not certain to be met.

We used Adjusted EBITDA as a performance objective for both the Bonus Plan and the Performance Units because the Compensation Policy Committee believes that utilizing the same metric for both the short- and long-term compensation programs ensures that short-term management decisions are not influenced by short-term gain at the expense of long-term performance. By using the same metric, the Compensation Policy Committee is promoting sustained performance of the Company in this area over both the short- and longer-term.

The number of Performance Units actually earned will be determined following the end of the performance period and will be equal to 50 percent of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the Adjusted EBITDA performance objective plus 50 percent of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the ROIC performance objective. The number of shares that will be received can range from zero to two times the number of Performance Units granted and will be based on the following achievement levels:

Adjusted EBITDA Achievement Target	ROIC Achievement Target	Payout as a Percent of Target
$721 million or less	12.2% or less	0%
$766 million	13.0%	50%
$901 million	15.3%	100%
$1,036 million or more	17.6% or more	200%

If performance falls between levels, the vesting percentage will be determined by the Compensation Policy Committee based on straight-line interpolation; provided, however, that no payout will be made with respect to the Adjusted EBITDA performance objective for achievement of $721 million or less and no payout will be made with respect to the ROIC performance objective for achievement of 12.2% or less.

Performance Units will not vest if the named executive officer does not continue to be an active employee of the Company during the entire period from the grant date through the performance period (unless the named executive officer retires as an approved retiree or dies or is disabled during such period) or engages in competition or acts that are or potentially are injurious to our company’s operations, financial condition or business reputation during that period; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason. If a named executive officer retires as an approved retiree during the performance period, a pro rata portion of the Performance Units will continue to vest on the same terms. If a named executive officer dies or is disabled during the performance period, a portion of the Performance Units will vest.

Performance Units Vested in 2016

Following the end of 2016, each of the named executive officers received shares upon the vesting of the Performance Units granted in 2014. These performance shares represented the right to receive shares of our common stock at the end of the performance period beginning January 4, 2014 and ending December 30, 2016, in an amount determined based on the Company’s cumulative achievement over the performance period with respect to two performance objectives: Adjusted EBITDA and ROIC, each weighted equally. The targets were set at levels we believed to be achievable but not certain to be met. Performance exceeded the target achievement level but was below the maximum achievement level for both Adjusted EBITDA and ROIC as follows:

Criteria	Target	Achievement	Payout as a Percent of Target
Cumulative Adjusted EBITDA	$640 million	$674 million	135.76%
ROIC	10.6%	12.1%	192.03%
			163.90%

As a result of such performance, the named executive officers received the following numbers of shares: Mr. Weisz, 19,825 shares; Mr. Geller, 8,497 shares; Mr. Cunningham, 4,720 shares; Ms. Kane-Hanan, 4,012 shares; and Mr. Miller, 3,776 shares.

Other Compensation

Perquisites

In 2016, we offered minimal perquisites consisting of only a limited number of compensatory room nights, a minimal executive physical benefit and a status upgrade in the Marriott Rewards program. The value of these benefits was included in the executives’ wages for tax purposes, and we did not provide tax gross-ups to the executives with respect to these benefits.

Other Benefits

Named executive officers also can participate in the same plans and programs offered to all our eligible employees. Some of these benefits were paid for by the executives, such as elective deferrals under the Marriott Vacations Worldwide 401(k) Retirement Savings Plan (the “401(k) Plan”) or the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”), vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits were paid for or subsidized by us, such as any company match under the 401(k) Plan, any employer credits under the Deferred Compensation Plan, certain group medical and dental benefits, business travel accident insurance and tuition reimbursement.

Long-Term Disability Plan

Our named executive officers and approximately 265 other associates are eligible to participate in the Marriott Vacations Worldwide Corporation Executive Long-Term Disability Plan (the “LTD Plan”). The purpose of the LTD Plan is to improve the ability of the Company to attract and retain executive and senior level associates by providing such associates with enhanced long-term disability insurance. The LTD Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended.

The LTD Plan consists of two parts: (1) a group long-term disability policy (the “Group Policy”) that pays, after a 180-day elimination period, 60 percent of eligible compensation, which initially consists of base pay, bonus and incentive compensation (“Eligible Compensation”), capped at $10,000 per month, to a specific age, which initially is age 65 (the “Limiting Age”), the entire cost of which will be paid by the Company; and (2) an individual disability insurance policy (the “Individual Policy”) that pays 75 percent of Eligible Compensation up to $10,000 per month, to the Limiting Age. We pay 100% of the premium cost required for the Individual Policy for our named executive officers, and pay for the first $1,000 of coverage under the Individual Policy for other participants. The right to receive any payment under the Group Policy will cease upon termination of employment. The Individual Policy will be portable; the participant will be able to continue coverage by paying the full premiums after termination of employment. The total maximum benefit amount for the combination of the two parts of the LTD Plan is $20,000 per month or $240,000 per year.

Life Insurance

We pay for life insurance with a payout on death for Mr. Weisz in the amount of two times his base salary (up to a maximum of $1.5 million), and for each other named executive officer in the amount of such officer’s base salary (up to a maximum of $750,000).

401(k) Plan

Our named executive officers are eligible to participate in our 401(k) Plan on substantially the same basis as our other associates. Participants in the 401(k) Plan may contribute a portion of their compensation to the plan each year. Our highly compensated employees, including the named executive officers, may be subject to limits on the amounts of their contributions to the plan that are not applicable to non-highly compensated employees to the extent required by applicable tax law. We determine on an annual basis whether to make matching employer contributions, which will not exceed six percent of the participant’s eligible compensation, or such other limits that are imposed by applicable tax law. Any employer contributions that we made to the 401(k) Plan accounts of the named executive officers for 2016 are shown in the “All Other Compensation” column of the Summary Compensation Table below.

Deferred Compensation

Our named executive officers and approximately 800 other associates are eligible to participate in the Deferred Compensation Plan. We provide the Deferred Compensation Plan because the Compensation Policy Committee wishes to permit certain of our employees to defer the obligation to pay taxes on compensation and bonuses that they are entitled to receive. The Deferred Compensation Plan permits them to do this, while also receiving interest on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Under the terms of the Deferred Compensation Plan, each participant may elect to defer receipt of up to 80 percent of his or her base salary, bonuses and/or commissions until such future date as he or she elects in accordance with the terms of the Deferred Compensation Plan. The Company may credit participants’ accounts with additional amounts, referred to as employer credits, in an amount equal to any matching contributions that the participant did not receive for a year under the 401(k) Plan, or any successor plan thereto, due to the participant’s election to defer amounts under the Deferred Compensation Plan. In addition, the Company may, in its sole discretion, credit participants’ accounts with additional employer credits which will vest at a rate of 25 percent per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account, provided that the participant remains in continued service with the Company. On a participant’s separation from service, unvested discretionary employer credits are generally forfeited. Upon a change in control of the Company, a participant’s death, or a participant’s retirement after reaching age 55 and completing ten continuous years of service, all employer credits will immediately vest in full.

A participant in the Deferred Compensation Plan may elect to receive his or her deferred amounts and vested employer credits in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, a participant may elect to receive his or her deferred amounts and vested employer credits in a lump sum in January of a specified year, so long as employer credits are deferred for at least four years and all other amounts are deferred for at least three years. Participants’ accounts will be credited with an investment return based on a fixed rate of interest selected by the administrator or determined as if the account were invested in one or more investment funds made available by the administrator of the Deferred Compensation Plan.

For 2016, the rate of return on balances in the Deferred Compensation Plan was set at 5.6 percent. This rate exceeds 120 percent of the applicable federal long-term rate, and as a result the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table. The obligations under the Deferred Compensation Plan are not funded by the Company, and therefore participants have an unsecured contractual commitment from us to pay the amounts due under the Deferred Compensation Plan. Because the plan is unsecured, the Compensation Policy Committee believes it is appropriate to provide an interest rate intended to compensate for this risk. When payments are due under the Deferred Compensation Plan, the cash will be distributed from our general assets.

Beginning in 2017, participants in the Deferred Compensation Plan may select a rate of return based on various market-based investment alternatives, such as mutual funds with various investment profiles, with respect to up to 75 percent of their contributions, as well as any future Company contributions, to the Deferred Compensation Plan, and may also select such a rate for up to 75 percent of their existing account balances. We will acquire investments that align with the alternatives elected by plan participants, and any such investments will be held in trust with the Company as grantor. To support our ability to meet our obligations under the Deferred Compensation Plan, we acquired insurance on the lives of certain participants in the Deferred Compensation Plan, the proceeds of which are payable to such trust. At least 25 percent of a participant’s contributions to the Deferred Compensation Plan must be subject to the fixed rate of return. To reflect the addition of the market-based investment alternatives, as well as the reduction in risk associated with the resulting informal funding of the Deferred Compensation Plan, the fixed rate of return was reduced to 3.5 percent for 2017.

Prior to the Spin-Off, our named executive officers and other senior management were able to participate in the Marriott International, Inc. Executive Deferred Compensation Plan (“Marriott Deferred Compensation Plan”), and our named executive officers have balances under that plan. Earnings on balances under the Marriott Deferred Compensation Plan that were credited at a rate of interest in excess of 120 percent of the applicable federal long-term rate are reported in the Summary Compensation Table.

Employee Stock Purchase Plan

In 2015, the Company adopted the Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to provide the Company’s eligible employees, including our named executive officers, with an opportunity to participate in the Company’s success by permitting them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our common stock at a five percent discount from the market price.

Change in Control Arrangements

Our named executive officers are participants in the Marriott Vacations Worldwide Corporation Change in Control Severance Plan (the “Change in Control Plan”). Adoption of the Change in Control Plan was intended to maximize shareholder value by retaining key executives through the closing of a Change in Control (as defined below), and to motivate executives to drive business success independent of the possible occurrence of a Change in Control. All of our executive officers are eligible to participate in the Change in Control Plan. Under the Change in Control Plan, the receipt of benefits is subject to a “double trigger,” under which benefits, including the acceleration of vesting and/or settlement of equity and cash awards, is available only if the participant’s employment is terminated in connection with the Change in Control unless the awards are not assumed in connection with the Change in Control, in which case a single trigger applies. A “change in control” occurs if there is a consummation of certain acquisition, merger, sale, liquidation or similar events or there is a change in a majority of Board members as described in the Change in Control Plan (a “Change in Control”).

Under the terms of the Change in Control Plan, and subject to the conditions thereof, an executive officer who participates in the Change in Control Plan will receive severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability (as those terms are defined in the Change in Control Plan), or death, or is terminated by the executive officer for Good Reason (as defined in the Change in Control Plan), in each case, within two years following a Change in Control of the Company (a “Termination”). Provided that the executive officer executes a waiver and release of claims in favor of the Company, he or she will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the President and Chief Executive Officer of the Company) the sum of his or her Base Salary and Target Bonus (as those terms are defined in the Change in Control Plan); (2) twenty-four months (or thirty-six months, in the case of the President and Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage; (3) any unpaid bonus as of the Termination date for any previously-completed fiscal year; and (4) a pro-rata bonus for the fiscal year in which the executive officer’s employment is terminated.

In addition to receipt of the severance benefits described above, upon Termination, an executive officer’s stock options and other equity-related compensation will be treated as follows: (1) all restricted stock, RSUs or other share-based awards in a form substantially similar to restricted stock or RSUs will become fully vested as of the Termination date; (2) all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs will become fully vested and exercisable until the earlier of the end of (a) their original term or (b) 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (3) all of the executive officer’s other cash performance-based awards or other share-based awards subject to performance-based vesting criteria will be deemed to be fully vested as of the Termination date, and will be paid immediately thereafter based on a presumed achievement of target levels of performance. However, in the event that no substitute awards, shares or other equity interests are available as of the Change in Control, the participant will become fully vested in his or her awards as of the Change in Control date, and all awards will be immediately distributed or paid, or, in the case of options and SARs, will become fully exercisable. In the discretion of the Compensation Policy Committee, distributions may be made in the form of a cash payment equal in amount to the shares distributed or, in the case of options or SARs, the intrinsic value of such awards.

Any payment otherwise due under the Change in Control Plan will be reduced if necessary so that the payment will not constitute a “parachute payment” under Section 280G of the Internal Revenue Code. The Change in Control Plan does not provide for a gross-up of excise taxes on such “parachute payments.”

Clawbacks

Under our clawback policy, which is in addition to the clawback provision that applies to equity awards issued under the Stock and Cash Incentive Plan, in the event of certain restatements of our consolidated financial statements, the Board may recoup compensation from a named executive officer who engaged in certain misconduct that contributed to the need for the restatement. Compensation that is based on our achievement of specified financial results, including performance-based equity awards, may be recouped to the extent such compensation would have been lower had it been determined or calculated based on the financial results as restated. In addition, the Board may recoup any compensation from a named executive officer who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the restatement or conduct and after the date of adoption of the policy is subject to potential recoupment under the policy.

Under the Stock and Cash Incentive Plan, we have the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of our common stock under RSUs or other stock awards if the executive engaged in criminal or tortious conduct that was injurious to us or engaged in competition with us.

Stock Ownership Guidelines

Under the stock ownership guidelines adopted by the Compensation Policy Committee, named executive officers are to achieve the following levels of ownership of our common stock (as a multiple of base salary rate as of the last day of the fiscal year for which compliance is being evaluated):

Officer	Level of Ownership
Chief Executive Officer	Five times base salary
Chief Financial Officer	Three times base salary
Other named executive officers	Two times base salary

Named executive officers who served in such capacity at the time of the Spin-Off were expected to, and did, comply by the end of 2016; those who were not serving in such capacity at that time are expected to comply by the end of their fifth full year of service.

For purposes of determining compliance with the guidelines, the following are considered shares owned by the named executive officer: shares owned by the named executive officer and his or her spouse; shares held by a trust any beneficiaries of which are the named executive officer or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; and share equivalents deferred in accordance with our plans. Options, stock appreciation rights and performance-based awards are not considered owned by the named executive officer.

The Compensation Policy Committee receives an annual report of the ownership achieved by each named executive officer as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year. The Compensation Policy Committee will determine the action to be taken for failure to comply, which action may include (but is not limited to), requiring all or a portion of a named executive officer’s annual bonus to be paid in shares, or requiring retention of shares received upon exercise of stock options or SARs or of shares earned upon the vesting of performance-based equity awards.

Pledging and Derivative Transactions

Our associates and officers are prohibited from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan. We also have a policy which prohibits all associates and officers from shorting the sale of our stock or securities, or from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights.

Compensation Consultant

The Compensation Policy Committee has the sole discretion and adequate funding to retain the services of compensation consultants, independent legal counsel or other advisers. Exequity LLP serves as the independent compensation consultant to the Compensation Policy Committee and advises it on developing director and executive compensation programs. During 2016, Exequity did not perform any services for the Company other than in connection with providing advice and recommendations on executive and director compensation. The Compensation Policy Committee has reviewed an assessment of any potential conflicts of interest raised by Exequity’s work for the Compensation Policy Committee by considering the following six factors: (i) the provision of other services to the Company by Exequity; (ii) the amount of fees received from the Company by Exequity, as a percentage of Exequity’s total revenue; (iii) the policies and procedures of Exequity that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Exequity consultant with a member of the Compensation Policy Committee; (v) any Company stock owned by the Exequity consultants; and (vi) any business or personal relationship of the Exequity consultant or Exequity with any of the Company’s executive officers, and concluded that there are no such conflicts of interest. Using the same six factors, the Compensation Policy Committee has concluded that Exequity is independent.

Market Data

The Compensation Policy Committee considered the external market pay practices of various companies for purposes of the decisions made with respect to the compensation of our executive officers for 2016. Considerations for developing the peer group included company size as measured by revenues (generally one-half to two times the Company’s revenues) and market capitalization (companies with very low or very high market capitalizations relative to the Company were excluded), industry and business model similarities, and trading on a major exchange. The objective was to develop a peer group consisting of 15 to 20 companies with median revenues approximating the Company’s revenues.

Emeritus Corporation, which had been a member of our peer group in 2015, was not a member for 2016 because it ceased to be publicly traded. In addition, the Compensation Policy Committee determined that adding Gaming and Leisure Properties, Inc., HCP, Inc., Host Hotels & Resorts, Inc. and Penn National Gaming, Inc. to the peer group would result in the Company’s revenues being more in line with the median of the peer group. The companies in the 2016 peer group consisted of the following:

Peer Group Companies

Ashford Hospitality Trust, Inc.

Boyd Gaming Corporation

Brookdale Senior Living Inc.

Choice Hotels International, Inc.

Diamond Resorts International, Inc.

Gaming and Leisure Properties, Inc.

HCP, Inc.

Host Hotels & Resorts, Inc.

Hyatt Hotels Corporation

ILG, Inc.

Isle of Capri Casinos, Inc.

Penn National Gaming Inc.

Pinnacle Entertainment, Inc.

PulteGroup, Inc.

Ryman Hospitality Properties, Inc.

Strategic Hotels & Resorts, Inc.

Sunstone Hotel Investors, Inc.

Toll Brothers, Inc.

Vail Resorts, Inc.

Wyndham Worldwide Corporation

In addition, in part due to the fact that there are very few public company direct competitors, the Compensation Policy Committee determined that it was appropriate to consider the compensation practices of a general industry peer group as an additional reference point for its 2016 executive pay decisions. Two objective criteria were established as the basis for selecting forty companies in the consumer products industry that participated in Equilar’s Top 25 database. Forty consumer products companies, approximately half of which had revenues greater than the Company’s revenues and the others less than the Company’s, were selected. Company names were not a material factor in selecting the companies for participation.

The companies that met these objective criteria with revenues greater and less than the Company’s consisted of the following:

Revenues Greater than the Company’s Revenues	Revenues Less than the Company’s Revenues

Alliance One International, Inc.

AMC Entertainment Holdings, Inc.

Brinker International, Inc.

Carter’s, Inc.

Chico’s FAS, Inc.

DSW Inc.

Express, Inc.

Garmin Ltd.

HNI Corporation

Hovnanian Enterprises, Inc.

lululemon athletica inc.

Panera Bread Company

Pinnacle Entertainment, Inc.

Pinnacle Foods Inc.

The Bon-Ton Stores, Inc.

The Cheesecake Factory Incorporated

The Children’s Place, Inc.

The Finish Line, Inc.

The Wendy’s Company

Wolverine World Wide, Inc.

ACCO Brands Corporation

Callaway Golf Company

Choice Hotels International, Inc.

Destination Maternity Corporation

DineEquity, Inc.

Ethan Allen Interiors Inc.

John B. Sanfilippo & Son, Inc.

Kate Spade & Company

La Quinta Holdings Inc.

Libbey Inc.

Orbitz Worldwide, Inc.

Oxford Industries, Inc.

Papa John’s International, Inc.

Red Robin Gourmet Burgers, Inc.

Shutterfly, Inc.

Stage Stores, Inc.

The E. W. Scripps Company

The Marcus Corporation

The New York Times Company

TripAdvisor, Inc.

For 2017, Strategic Hotels & Resorts, Inc. and Diamond Resorts International, Inc. will not be members of our peer group because each has ceased to be publicly traded. In addition, the Compensation Policy Committee determined to remove from the peer group Ashford Hospitality Trust, Inc. and to add LaSalle Hotel Properties and RLJ Lodging Trust, so as to include companies more similar in nature to the Company. Consistent with its practice in 2016, the Compensation Policy Committee will also consider the compensation practices of a general industry peer group, consisting of forty companies in the consumer products industry that participated in Equilar’s Top 25 database (i.e., 20 consumer products companies with revenues greater and 20 consumer products companies with revenues less than the Company’s revenues), as an additional reference point for its executive pay decisions.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits a publicly traded company’s federal income tax deduction for compensation in excess of $1 million paid to its Chief Executive Officer and the next three highest-paid executive officers (except for the Chief Financial Officer). However, compensation that satisfies conditions set forth under Section 162(m) to qualify as “performance-based compensation” is not subject to the limitation. Performance Units, SARs and some other forms of compensation granted under the Stock and Cash Incentive Plan can be designed to qualify as performance-based compensation. We intend to consider the application of the Section 162(m) limits when structuring and granting various elements of compensation. However, we may determine that the value of preserving the ability to structure compensation programs to meet a variety of corporate objectives, such as equity dilution management, workforce planning, customer satisfaction and other non-financial business requirements, justifies the cost of potentially being unable to deduct a portion of the executives’ compensation. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Risk Considerations

The Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for our employees and the design of compensation programs might create incentives for excessive risk-taking by our employees. The Compensation Policy Committee concluded that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Prior Shareholder Advisory Vote to Approve Executive Compensation

At our 2016 Annual Meeting of Shareholders, our shareholders voted with respect to an advisory resolution on our executive compensation, and 98.7 percent of the shares voted at the meeting (exclusive of broker non-votes) voted in favor of the approval of the compensation of our named executive officers as disclosed in the proxy statement for that Annual Meeting. The Compensation Policy Committee considered this support, as well as the other factors discussed in this Compensation Discussion and Analysis, in retaining the fundamental characteristics of our executive compensation program for 2017, and did not make any specific changes to the program as a result of the shareholder vote.

Employment Agreements

We do not have employment agreements with any of our executive officers.

Report of the Compensation Policy Committee

The Compensation Policy Committee, which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Compensation Policy Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the shareholders. The Compensation Policy Committee, on behalf of and in certain instances subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Compensation Policy Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Compensation Policy Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Policy Committee:

Thomas J. Hutchison III, Chair

Raymond L. Gellein, Jr.

William W. McCarten

Dianna F. Morgan

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in fiscal years 2016, 2015 and 2014 to our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option/ SAR Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Stephen P. Weisz	2016	$828,000	$—	$2,100,020	$899,996	$1,077,582	$44,715	$42,729	$4,993,042
President and Chief Executive Officer	2015	800,000	—	1,890,030	810,003	1,716,502	37,321	39,862	5,293,718
	2014	775,000	—	1,469,995	630,014	1,228,848	25,339	21,121	4,150,317

John E. Geller, Jr.	2016	512,325	—	769,997	329,993	501,883	7,823	24,107	2,146,128
Executive Vice President and Chief Financial Officer	2015	465,750	—	629,958	270,011	659,510	5,561	23,426	2,054,216
	2014	450,000	—	630,021	270,006	535,819	3,181	15,081	1,904,108

R. Lee Cunningham	2016	426,560	—	490,014	209,995	340,551	18,738	21,157	1,507,015
Executive Vice President and Chief Operating Officer	2015	406,248	—	420,075	179,988	523,254	14,934	20,075	1,564,574
	2014	392,500	—	350,011	150,013	375,766	9,464	14,172	1,291,926

Lizabeth Kane-Hanan	2016	389,367	—	420,004	179,996	277,663	7,143	19,239	1,293,412
Executive Vice President and Chief Growth and Inventory Officer	2015	372,600	—	297,444	127,509	415,827	5,272	19,096	1,237,748
	2014	360,000	—	297,509	127,491	346,380	3,637	8,155	1,143,172

Brian E. Miller	2016	650,770	—	420,004	179,996	480,212	20,263	26,711	1,777,956
Executive Vice President and Chief Sales and Marketing Officer	2015	628,763	—	280,025	120,012	712,020	15,924	29,625	1,786,369
	2014	607,500	—	280,009	119,993	775,514	9,732	17,671	1,810,419

(1)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under employee benefit plans.
(2)

The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although we recognize the expense of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in Footnote No. 14, “Share-Based Compensation,” of the Notes to our Consolidated Financial Statements included in the 2016 Form 10-K. For additional information on these awards, see the Grants of Plan-Based Awards for Fiscal Year 2016 table below. The value reported for the Performance Units is the grant date value assuming performance at the target level, which was the probable outcome of the performance conditions as of the grant date. The values of the Performance Units granted in 2016 at the grant date assuming that the maximum level of performance conditions is achieved are: Mr. Weisz, $2,699,994; Mr. Geller, $990,024; Mr. Cunningham, $629,994; Ms. Kane-Hanan, $540,046; and Mr. Miller, $540,046.

(3)

This column reports all amounts earned under the bonus plan and sales incentive plan in effect for such fiscal year, whether paid or deferred under other employee benefit plans. Amounts earned under a bonus plan during a fiscal year were paid in the first quarter of the following fiscal year.

(4)

The values reported equal the excess of the return on amounts credited to accounts in the Deferred Compensation Plan and the Marriott Deferred Compensation Plan at the annually designated rate of return over 120 percent of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2016.”

(5)

All Other Compensation for 2016 consists of company contributions to the 401(k) Plan ($8,447 for each named executive officer); contributions to the Deferred Compensation Plan ($33,382 for Mr. Weisz; $15,357 for Mr. Geller; $12,456 for Mr. Cunningham; $10,560 for Ms. Kane-Hanan; and $17,876 for Mr. Miller); and premiums for an insurance policy on the life of each named executive officer ($900 for Mr. Weisz; $303 for Mr. Geller; $254 for Mr. Cunningham; $232 for Ms. Kane-Hanan; and $388 for Mr. Miller).

Grants of Plan-Based Awards for Fiscal Year 2016

The following table shows the plan-based awards granted to the named executive officers in 2016.

Name	Award Type(1)	Grant Date(2)	Approval Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Options/ SAR Awards: Number of Securities Under- lying Options/ SARs	Exercise or Base Price(4)	Grant Date Fair Value of Stock and Option/ SAR Awards(5)
				Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
S. Weisz	Bonus	—	—	$—	$993,600	$1,987,200	—	—	—	—	—	$—	$—
	Performance	2/29/2016	2/23/2016	—	—	—	—	23,203	46,406	—	—	—	1,349,997
	SARs	2/29/2016	2/23/2016	—	—	—	—	—	—	—	55,831	61.71	899,996
	RSUs	2/29/2016	2/23/2016	—	—	—	—	—	—	12,762	—	—	750,023
J. Geller	Bonus	—	—	—	409,860	819,720	—	—	—	—	—	—	—
	Performance	2/29/2016	2/23/2016	—	—	—	—	8,508	17,016	—	—	—	495,012
	SARs	2/29/2016	2/23/2016	—	—	—	—	—	—	—	20,471	61.71	329,993
	RSUs	2/29/2016	2/23/2016	—	—	—	—	—	—	4,679	—	—	274,985
R. Cunningham	Bonus	—	—	—	298,592	597,184	—	—	—	—	—	—	—
	Performance	2/29/2016	2/23/2016	—	—	—	—	5,414	10,828	—	—	—	314,997
	SARs	2/29/2016	2/23/2016	—	—	—	—	—	—	—	13,027	61.71	209,995
	RSUs	2/29/2016	2/23/2016	—	—	—	—	—	—	2,978	—	—	175,017
L. Kane-Hanan	Bonus	—	—	—	233,620	467,240	—	—	—	—	—	—	—
	Performance	2/29/2016	2/23/2016	—	—	—	—	4,641	9,282	—	—	—	270,023
	SARs	2/29/2016	2/23/2016	—	—	—	—	—	—	—	11,166	61.71	179,996
	RSUs	2/29/2016	2/23/2016	—	—	—	—	—	—	2,552	—	—	149,981
B. Miller	Bonus	—	—	—	390,462	780,924	—	—	—	—	—	—	—
	Incentive	—	—	—	—	325,385	—	—	—	—	—	—	—
	Performance	2/29/2016	2/23/2016	—	—	—	—	4,461	9,282	—	—	—	270,023
	SARs	2/29/2016	2/23/2016	—	—	—	—	—	—	—	11,166	61.71	179,996
	RSUs	2/29/2016	2/23/2016	—	—	—	—	—	—	2,552	—	—	149,981

(1)

“Bonus” refers to our Bonus Plan in which our named executive officers participated. ““Performance” “SARs” and RSUs” refers to Performance Units, SARs and RSUs, respectively, granted under the Stock and Cash Incentive Plan. “Incentive” refers to the Sales Incentive Plan in which Mr. Miller participated.

(2)

“Grant Date” applies to equity awards reported in the “Estimated Possible Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option/SAR Awards” columns. The Compensation Policy Committee approved grants of Performance Units, SARs and RSUs for the named executive officers on February 23, 2016, and the grant date of these awards was February 29, 2016.

(3)	The amounts reported in these columns include potential payouts corresponding to the achievement of the target and maximum performance objectives under the Bonus Plan and Sales Incentive Plan.
(4)	The awards were granted with an exercise or base price equal to the average of the high and low stock price on the NYSE on the date of grant.
(5)

The value reported for Equity Incentive Plan Awards, Stock Awards and Option/SAR Awards is the aggregate grant date fair value of the awards granted in 2016 as determined in accordance with accounting standards for share-based payments, although the expense of the awards is recognized for financial reporting purposes over the service period of the awards based on, with respect to the Performance Units, the probable outcome of the performance conditions. The assumptions for making the valuation determinations are set forth in Footnote No. 14, “Share-Based Compensation,” of the Notes to our annual Consolidated Financial Statements included in the 2016 Form 10-K.

The Grants of Plan-Based Awards table reports the potential dollar value of cash incentive awards under the Bonus Plan and/or Sales Incentive Plan at their threshold, target and maximum achievement levels, the number and grant date fair value of Performance Units granted under the Stock and Cash Incentive Plan at their threshold, target and maximum achievement levels, and the number and grant date fair value of SARs and RSUs granted under the Stock and Cash Incentive Plan, in each case granted to each named executive officer during the 2016 fiscal year. For cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the Bonus Plan and/or Sales Incentive Plan for 2016, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2016.

Annual RSU and SAR grants under the Stock and Cash Incentive Plan typically vest in four equal annual increments beginning a year after the grant date, contingent on continued employment. Even when vested, an executive could lose the right to exercise or receive a distribution of any outstanding stock awards if the executive terminated employment due to serious misconduct as defined in the Stock and Cash Incentive Plan, or if it is determined that the executive has engaged in competition or has engaged in criminal conduct or other behavior that was actually or potentially harmful. These awards do not accrue or pay cash dividends and do not bear voting rights until they vest (in the case of RSUs) or are exercised (in the case of SARs) and shares are issued to the grantee.

Performance Units represent the right to receive shares of our common stock at the end of a performance period, which with respect to the Performance Units granted in 2016 began January 2, 2016 and will end on December 31, 2018, contingent on continued employment through such date. The number of shares that will be received following the end of the performance period will be based on the Company’s cumulative achievement over the period with respect to specified performance objectives and can range from zero to two times the number of Performance Units granted. Performance Units will be forfeited if the named executive officer engages in competition or acts that are or potentially are injurious to the Company’s operations, financial condition or business reputation during the performance period; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason.

For information regarding treatment of the equity awards upon a termination of employment, see the Potential Payments Upon Termination or Change in Control beginning on page 47.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table shows information about outstanding Performance Units, SARs and RSUs with respect to our common stock and Marriott International common stock as of December 30, 2016, our fiscal year-end. The market values are based on the closing price of our common stock or Marriott International’s common stock, as the case may be, on the NYSE on December 30, 2016, the last trading day of our fiscal year, which was $84.85 and $82.68, respectively.

				Option Awards				Stock Awards
Name	Grant Date(1)	Award Type(2)		Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable(3)		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

S. Weisz	03/02/2015	Performance	(5)	—	—	—	—	—	—	31,388	(5)	2,663,272	(6)
	02/29/2016	Performance	(7)	—	—	—	—	—	—	46,406	(7)	3,937,549	(8)
	12/15/2011	SARs		106,529	—	18.52	12/15/2021	—	—	—		—
	02/25/2013	SARs		19,719	6,573	39.93	02/25/2023	—	—	—		—
	03/03/2014	SARs		11,259	11,260	52.09	03/03/2024	—	—	—		—
	03/02/2015	SARs		6,806	20,421	77.42	03/02/2025	—	—	—		—
	02/29/2016	SARs		—	55,831	61.71	02/28/2026	—	—	—		—
	02/25/2013	RSUs		—	—	—	—	4,759	403,801
	03/03/2014	RSUs		—	—	—	—	8,064	684,230
	03/02/2015	RSUs		—	—	—	—	6,540	554,919
	02/29/2016	RSUs		—	—	—	—	12,762	1,082,856

J. Geller	03/02/2015	Performance	(5)	—	—	—	—	—	—	10,462	(5)	887,701	(6)
	02/29/2016	Performance	(7)	—	—	—	—	—	—	17,016	(7)	1,443,808	(8)
	12/15/2011	SARs		29,674	—	18.52	12/15/2021	—	—	—		—
	02/25/2013	SARs		7,264	2,422	39.93	02/25/2023	—	—	—		—
	03/03/2014	SARs		4,825	4,826	52.09	03/03/2024	—	—	—		—
	03/02/2015	SARs		2,269	6,807	77.42	03/02/2025	—	—	—		—
	02/29/2016	SARs		—	20,471	61.71	02/28/2026	—	—	—		—
	02/25/2013	RSUs		—	—	—	—	1,754	148,827	—		—
	03/03/2014	RSUs		—	—	—	—	3,456	293,242
	03/02/2015	RSUs		—	—	—	—	2,180	184,973
	02/29/2016	RSUs		—	—	—	—	4,679	397,013

R. Cunningham	03/02/2015	Performance	(5)	—	—	—	—	—	—	6,976	(5)	591,914	(6)
	02/29/2016	Performance	(7)	—	—	—	—	—	—	10,828	(7)	918,756	(8)
	02/17/2011	MAR SARs		2,220	—	38.49	02/17/2021	—	—	—		—
	02/19/2008	SARs		1,558	—	20.41	02/19/2018	—	—	—		—
	08/07/2008	SARs		964	—	15.77	08/07/2018	—	—	—		—
	02/16/2010	SARs		1,090	—	15.50	02/16/2020	—	—	—		—
	02/17/2011	SARs		888	—	23.46	02/17/2021	—	—	—		—
	12/15/2011	SARs		18,900	—	18.52	12/15/2021	—	—	—		—
	02/25/2013	SARs		4,670	1,557	39.93	02/25/2023	—	—	—		—
	03/03/2014	SARs		2,681	2,681	52.09	03/03/2024	—	—	—		—
	03/02/2015	SARs		1,512	4,538	77.42	03/02/2025	—	—	—		—
	02/29/2016	SARs		—	13,027	61.71	02/28/2026	—	—	—		—
	02/25/2013	RSUs		—	—	—	—	1,127	95,626	—		—
	03/03/2014	RSUs		—	—	—	—	1,920	162,912
	03/02/2015	RSUs		—	—	—	—	1,454	123,372
	02/29/2016	RSUs		—	—	—	—	2,978	252,683

				Option Awards				Stock Awards
Name	Grant Date(1)	Award Type(2)		Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable(3)		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

L. Kane-Hanan	03/02/2015	Performance	(5)	—	—	—	—	—	—	4,940	(5)	419,159	(6)
	02/29/2016	Performance	(7)	—	—	—	—	—	—	9,282	(7)	787,578	(8)
	02/19/2008	MAR SARs		7,800	—	33.50	02/19/2018	—	—	—		—
	08/07/2008	MAR SARs		5,640	—	25.88	08/07/2018	—	—	—		—
	02/19/2008	SARs		780	—	20.41	02/19/2018	—	—	—		—
	08/07/2008	SARs		964	—	15.77	08/07/2018	—	—	—		—
	12/15/2011	SARs		16,323	—	18.52	12/15/2021	—	—	—		—
	02/25/2013	SARs		4,151	1,384	39.93	02/25/2023	—	—	—		—
	03/03/2014	SARs		2,278	2,279	52.09	03/03/2024	—	—	—		—
	03/02/2015	SARs		1,071	3,215	77.42	03/02/2025	—	—	—		—
	02/29/2016	SARs		—	11,166	61.71	02/28/2026	—	—	—		—
	02/25/2013	RSUs		—	—	—	—	1,002	85,020	—		—
	03/03/2014	RSUs		—	—	—	—	1,632	138,475
	03/02/2015	RSUs		—	—	—	—	1,029	87,311
	02/29/2016	RSUs		—	—	—	—	2,552	216,537

B. Miller	03/02/2015	Performance	(5)	—	—	—	—	—	—	4,650	(5)	394,553	(6)
	02/29/2016	Performance	(7)	—	—	—	—	—	—	9,282	(7)	787,578	(8)
	08/07/2008	SARs		1,084	—	15.77	08/07/2018	—	—	—		—
	12/15/2011	SARs		16,323	—	18.52	12/15/2021	—	—	—		—
	02/25/2013	SARs		4,151	1,384	39.93	02/25/2023	—	—	—		—
	03/03/2014	SARs		2,144	2,145	52.09	03/03/2024	—	—	—		—
	03/02/2015	SARs		1,008	3,026	77.42	03/02/2025	—	—	—		—
	02/29/2016	SARs		—	11,166	61.71	02/28/2026			—		—
	02/25/2013	RSUs		—	—	—	—	1,002	85,020	—		—
	03/03/2014	RSUs		—	—	—	—	1,536	130,330
	03/02/2015	RSUs		—	—	—	—	969	82,220
	02/29/2016	RSUs		—	—	—	—	2,552	216,537

(1)

“Performance,” “SARs” and “RSUs” refer Performance Units, SARs and RSUs, respectively, issued under the Stock and Cash Incentive Plan. “MAR SARs” refer to SARs issued under the Marriott International, Inc. Stock and Cash Incentive Plan. SARs with a grant date prior to November 21, 2011 are Distribution Awards (as defined below) that were granted effective November 21, 2011 and relate to MAR SARs with the grant dates indicated. The number of shares subject to SARs and RSUs and the exercise prices of SARs reflect adjustments pursuant to the terms of the applicable plans and awards to reflect the Spin-Off. The awards retained the original terms and conditions after conversion.

(2)

Effective as of the completion of the Spin-Off, the holders of Marriott International SARs on the November 10, 2011 record date for the Spin-Off received SARs under the Stock and Cash Incentive Plan, in an amount consistent with the “Distribution Ratio” of one share of our common stock distributed in the Spin-Off for every ten shares of Marriott International common stock, with terms and conditions substantially similar to the terms and conditions applicable to the Marriott International SARs. We refer to the awards made pursuant to the Stock and Cash Incentive Plan with respect to these Marriott International awards as the “Distribution Awards.” The adjusted exercise price of each converted award was determined in order to preserve the aggregate intrinsic value of the SARs held by such persons. The exercise prices of Marriott International awards were adjusted based on the proportion of the Marriott International ex-distribution closing stock price to the sum of the total of the Marriott International ex-distribution and Marriott Vacations Worldwide “when issued” closing stock prices on the distribution date. The per share exercise price of each such Stock and Cash Incentive Plan converted award is equal to the proportion of the Marriott Vacations Worldwide “when issued” closing stock price on the distribution date to the sum of the total of the Marriott International ex-distribution and Marriott Vacations Worldwide “when issued” closing stock prices on the distribution date. With respect to each of the awards described above, after November 21, 2011, service with Marriott International and/or Marriott Vacations Worldwide will be treated as continuous service with respect to the awards. Thus, the vesting, exercisability and forfeiture of the awards generally will be determined taking into account all such service, including eligibility to be considered an approved retiree. Distribution Awards were made with respect to other forms of Marriott International awards outstanding on the record date; no named executive officer continues to hold any such award other than SARs.

(3)	SARs vest and become exercisable in equal annual increments beginning a year after the grant date.
(4)	RSUs vest in equal annual increments beginning a year after the grant date.
(5)

With respect to Performance Units granted on March 2, 2015, the number of shares that the named executive officer will receive will be determined after the end of the performance period on December 31, 2017 and will be based upon the achievement of specified levels of performance during that performance period. Represents the maximum number of shares of our common stock that can be issued after the end of the performance period on December 31, 2017, based on Marriott Vacations Worldwide’s achievement of certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 31,388 shares for Mr. Weisz (15,694 shares for performance at target level), 10,462 shares for Mr. Geller (5,231 shares for performance at target level), 6,976 shares for Mr. Cunningham (3,488 shares for performance at target level), 4,940 shares for Ms. Kane-Hanan (2,470 shares for performance at target level), and 4,650 shares for Mr. Miller (2,325 shares for performance at target level).

(6)

Calculated by multiplying $84.85, the closing market price of our common stock on December 30, 2016, by the number of Performance Units granted, assuming achievement at the maximum level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on Marriott Vacation Worldwide’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $2,663,272 for Mr. Weisz ($1,331,636 for performance at target level), $887,701 for Mr. Geller ($443,850 for performance at target level), $591,914 for Mr. Cunningham ($295,957 for performance at target level), $419,159 for Ms. Kane-Hanan ($209,580 for performance at target level), and $394,553 for Mr. Miller ($197,276 for performance at target level).

(7)

With respect to Performance Units granted on February 29, 2016, the number of shares that the named executive officer will receive will be determined after the end of the performance period on December 31, 2018 and will be based upon the achievement of specified levels of performance during that performance period. Represents the maximum number of shares of our common stock that can be issued after the end of the performance period on December 31, 2018, based on Marriott Vacations Worldwide’s achievement of certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 46,406 shares for Mr. Weisz (23,203 shares for performance at target level), 17,016 shares for Mr. Geller (8,508 shares for performance at target level), 10,828 shares for Mr. Cunningham (5,414 shares for performance at target level), 9,282 shares for Ms. Kane-Hanan (4,641 shares for performance at target level), and 9,282 shares for Mr. Miller (4,641 shares for performance at target level).

(8)

Calculated by multiplying $84.85, the closing market price of our common stock on December 30, 2016, by the number of Performance Units granted, assuming achievement at the maximum level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on Marriott Vacation Worldwide’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $3,937,549 for Mr. Weisz ($1,968,775 for performance at target level), $1,443,808 for Mr. Geller ($721,904 for performance at target level), $918,756 for Mr. Cunningham ($459,378 for performance at target level), $787,578 for Ms. Kane-Hanan ($393,789 for performance at target level), and $787,578 for Mr. Miller ($393,789 for performance at target level).

Option Exercises and Stock Vested During Fiscal Year 2016

The following table shows information about option and SAR exercises and vesting of RSUs during fiscal year 2016.

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired or Exercised	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
S. Weisz(3)	—	$—	30,795	$2,259,941
J. Geller(4)	—	—	12,704	942,553
R. Cunningham(5)	—	—	7,291	535,907
L. Kane-Hanan(6)	—	—	6,173	454,238
B. Miller(7)	—	—	5,869	430,632

(1)	The value realized upon exercise is based on the current trading price at the time of exercise.
(2)

For the Performance Units, the value realized upon vesting is based on the closing price of our common stock on the vesting date. For RSUs, the value realized upon vesting is based on the average of the high and low stock price on the vesting date.

(3)

Mr. Weisz acquired 19,825 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 3, 2014 and 10,970 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

(4)

Mr. Geller acquired 8,497 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 3, 2014 and 4,207 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

(5)

Mr. Cunningham acquired 4,720 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 3, 2014 and 2,571 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

(6)

Ms. Kane-Hanan acquired 4,012 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 3, 2014 and 2,161 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

(7)

Mr. Miller acquired 3,776 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 3, 2014 and 2,093 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

Nonqualified Deferred Compensation for Fiscal Year 2016

The following table discloses contributions, earnings, distributions and balances under the Deferred Compensation Plan and the Marriott Deferred Compensation Plan for the 2016 fiscal year. Our executives ceased to be eligible to make further contributions under the Marriott Deferred Compensation Plan as of the Spin-Off. We have agreed to reimburse Marriott International for any payments made to our employees under the Marriott Deferred Compensation Plan. Unless otherwise indicated, amounts relate to contributions, earnings, distributions and balances under the Deferred Compensation Plan.

Name	Plan(1)	Executive Contributions in Last FY(2)	Company Contributions in Last FY(3)	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
S. Weisz	DCP	$195,272	$33,382	$18,366	(5)	$—	$412,215	(6)
	MDCP	—	—	85,693	(5)	—	1,994,560	(7)
J. Geller	DCP	61,105	15,357	7,494	(5)	—	167,413	(6)
	MDCP	—	—	10,117	(5)	—	237,412	(7)
R. Cunningham	DCP	95,014	12,456	11,291	(5)	—	248,540	(6)
	MDCP	—	—	31,201	(5)	—	729,076	(7)
		—	—	8,920	(8)	—	44,124	(9)
L. Kane-Hanan	DCP	61,066	10,560	3,887	(5)	—	94,845	(6)
	MDCP	—	—	12,462	(5)	—	292,428	(7)
B. Miller	DCP	103,749	17,876	13,654	(5)	—	294,959	(6)
	MDCP	—	—	32,440	(5)	—	757,876	(7)

(1)	“DCP” and “MDCP” refer to the Deferred Compensation Plan and the Marriott Deferred Compensation Plan, respectively.
(2)

The amounts in this column consist of elective deferrals by the named executive officers of salary for the 2016 fiscal year and non-equity incentive plan compensation for the 2015 fiscal year paid in 2016 under the Deferred Compensation Plan. All of these amounts that are attributable to 2016 salary are reported in the Summary Compensation Table, and all of the amounts that are attributable to 2015 non-equity incentive plan compensation were included in the 2015 Summary Compensation Table.

(3)

The amounts in this column consist of company contributions that were accrued during 2016 and credited to the participants’ accounts in 2017 under the Deferred Compensation Plan. All of these amounts are included in the Summary Compensation Table in the “All Other Compensation” column for 2016.

(4)

This column includes amounts in each named executive officer’s total Deferred Compensation Plan account balance as of the last day of the 2016 fiscal year, and do not take into account the amounts in the “Company Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal 2016 but credited to the participants’ accounts in 2017.

(5)

These amounts consist of the aggregate notional earnings during 2016 of each named executive officer’s account in the Deferred Compensation Plan or the Marriott Deferred Compensation Plan. Such earnings are reported in the Summary

Compensation Table only to the extent that they were credited at a rate of interest in excess of 120 percent of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2016 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2016
	Deferred Compensation Plan	Marriott Deferred Compensation Plan
S. Weisz	$9,044	$35,671
J. Geller	3,576	4,247
R. Cunningham	5,698	13,040
L. Kane-Hanan	1,912	5,231
B. Miller	6,708	13,555

(6)

Of these amounts, the following were previously reported in the Summary Compensation Table of previously filed proxy statements: Mr. Weisz, $193,738; Mr. Geller, $96,458; Mr. Cunningham, $138,582; Ms. Kane-Hanan, $29,613; and Mr. Miller, $173,353.

(7)

Of these amounts, the following were previously reported in the Summary Compensation Table of previously filed proxy statements or in a Summary Compensation Table included in a Form 10 or Annual Report on Form 10-K: Mr. Weisz, $195,708; Mr. Geller, $77,899; Mr. Cunningham, $84,487; Ms. Kane-Hanan, $13,041; and Mr. Miller, $161,773.

(8)

This amount consists of the total of the increase in the value of 48.4 shares of Marriott Vacations Worldwide deferred bonus stock held by Mr. Cunningham during 2016 based on the difference between the Company’s 2016 fiscal year-end closing stock price of $84.85 and its 2015 fiscal year-end closing stock price of $56.95, and the increase in the value of 484 shares of Marriott International deferred bonus stock held by Mr. Cunningham during 2016 based on the difference between Marriott International’s 2016 fiscal year end closing price of $82.68 and its 2015 fiscal year-end closing stock price of $67.04. All of the shares of deferred bonus stock are fully vested and will be distributed to Mr. Cunningham in ten annual installments commencing on the January 2 following the date on which he ceases being employed by the Company.

(9)

This amount consists of the value of 48.4 shares of Marriott Vacations Worldwide deferred bonus stock held by Mr. Cunningham based on the Company’s 2016 fiscal year-end closing stock price of $84.85, and the value of 484 shares of Marriott International deferred bonus stock held by Mr. Cunningham based on Marriott International’s fiscal year-end closing stock price of $82.68.

For 2016, we credited participant plan accounts with a rate of return of 5.6 percent. For 2016, Marriott International credited participant plan accounts with a rate of return of 4.5, determined largely based on Marriott International’s estimated long-term cost of borrowing. To the extent that each of these rates exceeds 120 percent of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

The terms of the Deferred Compensation Plan are described above under “Deferred Compensation Plan.” Under the Marriott Deferred Compensation Plan, participants could defer the receipt of up to 80 percent of their salary, bonus and/or commissions, which amounts were immediately vested. In addition, the named executive officers were eligible to receive a discretionary match which, as with any other discretionary company contribution, for years commencing with 2009, was vested when made. A discretionary match, as well as any other discretionary company contribution, made for any year prior to 2009 vested 25 percent per year for each year that the executive remained employed by Marriott International following the date the company match was allocated to the executive’s plan account, or if sooner, in full upon a change in control or approved retirement, death or disability. Marriott International also could make an annual discretionary matching contribution to the named executive officers’ Marriott Deferred Compensation Plan accounts, designed to make up for the approximate amount of matching contributions that would have been made under its 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code. Marriott International also could make an additional discretionary contribution to the named executive officers’ Marriott Deferred Compensation Plan accounts based on subjective factors such as individual performance, key contributions and retention needs. Because our executives ceased to be eligible to make further contributions under the Marriott Deferred Compensation Plan as of the Spin-Off, no match or discretionary company contribution was received by any of the named executive officers for 2016.

Participants can receive a distribution of the vested portion of their Marriott Deferred Compensation Plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each plan year’s deferrals have a separate distribution election. Distributions payable upon termination of employment are payable as: (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment, in each case as elected by the executive. In-service distributions are payable as a single lump sum cash payment or annual cash payments over a term of one to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral, as elected by the executive. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution was made, the distribution is made in a lump sum. If the executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment would not occur until after six months following termination of employment. As a result of the Spin-Off, none of our named executive officers are or will be specified employees of Marriott International. The Spin-Off did not by itself trigger a distribution upon termination of employment under the Marriott Deferred Compensation Plan, and continued employment with the Company is treated as employment for purposes of the Marriott Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

The following information relates to benefits that would have been paid or payable had a change in control occurred and/or a named executive officer terminated employment with us as of December 30, 2016, the last business day of our fiscal year. The table below reflects the intrinsic value of unvested stock awards, unvested Deferred Compensation Plan accounts and incentive payments under the Bonus Plan and Sales Incentive Plan that each named executive officer would have received upon retirement, disability, death, resignation, involuntary termination of employment, or a change in control as of December 30, 2016 (based on our closing stock price of $84.85 as of that date).

Name	Plan	Retirement(1)	Disability(2)	Death(2)	Resignation or Involuntary Termination(3)	Termination Following Change In Control(4)
S. Weisz	Cash Severance	$—	$—	$—	$—	$5,464,800
	Annual Bonus	1,077,582	1,077,582	1,077,582	—	993,600
	Other Benefits(5)	—	—	—	—	36,453
	Equity Awards(6)	7,397,320	7,714,408	7,714,408	—	8,134,120
	Deferred Compensation Plan(7)	72,670	—	72,670	—	72,670

	Total	$8,547,572	$8,791,990	$8,791,990	$—	$14,701,643

J. Geller	Cash Severance	$—	$—	$—	$—	$1,844,370
	Annual Bonus	—	501,883	501,883	—	409,860
	Other Benefits(5)	—	—	—	—	30,823
	Equity Awards(6)	—	2,814,117	2,814,117	—	2,981,023
	Deferred Compensation Plan(7)	—	—	35,512	—	35,512

	Total	$—	$3,316,000	$3,351,512	$—	$5,301,588

R. Cunningham	Cash Severance	$—	$—	$—	$—	$1,450,304
	Annual Bonus	340,551	340,551	340,551	—	298,592
	Other Benefits(5)	—	—	—	—	30,725
	Equity Awards(6)	1,706,644	1,780,633	1,780,633	—	1,882,886
	Deferred Compensation Plan(7)	28,671	—	28,671	—	28,671

	Total	$2,075,866	$2,121,184	$2,149,855	$—	$3,691,178

L. Kane-Hanan	Cash Severance	$—	$—	$—	$—	$1,245,974
	Annual Bonus	—	277,663	277,663	—	233,620
	Other Benefits(5)	—	—	—	—	20,022
	Equity Awards(6)	—	1,449,261	1,449,261	—	1,549,831
	Deferred Compensation Plan(7)	—	—	21,337	—	21,337

	Total	$—	$1,726,924	$1,748,261	$—	$3,070,784

B. Miller	Cash Severance	$—	$—	$—	$—	$2,082,464
	Annual Bonus	—	480,212	480,212	—	390,462
	Other Benefits(5)	—	—	—	—	32,072
	Equity Awards(6)	—	1,414,325	1,414,325	—	1,518,496
	Deferred Compensation Plan(7)	—	—	45,883	—	45,883

	Total	$—	$1,894,537	$1,940,420	$—	$4,069,377

(1)

Each of Mr. Weisz and Mr. Cunningham is eligible for “approved retiree” status under each of the Deferred Compensation Plan and the Stock and Cash Incentive Plan, and as a result would receive the benefits shown in this table under such plans as well as a pro-rata bonus based on actual performance under the 2016 Bonus Plan if he ceased being employed by the Company for any reason on December 30, 2016 and satisfied the requirements of such plans for qualification as an approved retiree. The amount shown with respect to annual bonus is the actual payout amount for 2016.

(2)

Upon death or disability, the named executive officer would be entitled to a pro-rata bonus based on actual performance under the 2016 Bonus Plan, and all unvested benefits under the Stock and Cash Incentive Plan would fully vest. The amount shown with respect to annual bonus for each named executive officer is the actual payout amount for 2016.

(3)

Upon resignation or termination with cause, no benefits would be payable. In addition, there are no contractual rights providing for payment upon a termination without cause other than in connection with a change in control. Any such payments would be based upon negotiation at the time of such termination.

(4)

As described above under “Change in Control Arrangements,” a named executive officer who participates in the Change in Control Plan and who executes a waiver and release of claims in favor of the Company will receive the following severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability, or death, or is terminated by the named executive officer for Good Reason, in each case, within two years following a Change in Control of the Company: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the President and Chief Executive Officer of the Company) the sum of his or her Base Salary and Target Bonus; (2) twenty-four months (or thirty-six months, in the case of the President and Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such named executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage (“Benefit Coverage”); (3) any unpaid bonus as of the Termination date for any previously-completed fiscal year (“Unpaid Bonus”); (4) a pro-rata bonus for the fiscal year in which the named executive officer’s employment is terminated; (5) vesting of all restricted stock, RSUs or other share-based awards in a form substantially similar to restricted stock or RSUs as of the Termination date; (6) vesting of all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs, which will be exercisable until the earlier of the end of their original term or 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (7) the vesting and immediate payment of all of other cash performance-based awards or other share-based awards subject to performance-based vesting criteria based on a presumed achievement of target levels of performance. No amounts are shown for Unpaid Bonus as there would be no such amounts unpaid on the last day of the fiscal year. Certain terms in this footnote are defined above under “Change in Control Arrangements.”

(5)	Consists of the Benefit Coverage payable under the Change in Control Plan.
(6)

The value of Performance Units is calculated by assuming achievement at the maximum level of performance. Upon retirement or permanent disability (as defined in the pertinent plan), a named executive officer may continue to vest in and receive distributions under outstanding stock awards for the remainder of their vesting period and may exercise options and SARs for up to five years in accordance with the awards’ original terms. Annual stock awards provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement means a termination of employment with retirement approval of the Compensation Policy Committee by an executive who had attained age 55 with 10 years of service. In all cases, however, the Compensation Policy Committee or its designee has the authority to revoke approved retiree status if an executive terminated employment for serious misconduct or was subsequently found to have engaged in competition or engaged in criminal conduct or other behavior that was actually or potentially harmful to the Company. A named executive officer who dies as an employee or approved retiree would immediately vest in his or her options, SARs and other stock awards. As of December 30, 2016, each of Mr. Weisz and Mr. Cunningham met the age and service conditions for retirement eligibility.

(7)

Consists of the value of unvested employer credits under the Deferred Compensation Plan. The Company may credit participants’ accounts with employer credits that will vest at a rate of 25 percent per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account, provided that the participant remains in continued service with the Company. Upon a change in control of the Company or a participant’s death or retirement after reaching age 55 and completing ten continuous years of service, all employer credits will immediately vest in full. Although the Marriott Deferred Compensation Plan also provided for employer credits, no named executive officer has unvested employer credits under the Marriott Deferred Compensation Plan.

The benefits reported in the table and narrative above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and options and vested Deferred Compensation Plan balances, and benefits available generally to salaried employees such as benefits under the 401(k) Plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. Amounts actually received if any of the named executive officers cease to be employed will vary based on factors such as the timing during the year of any such event, the price of the Company’s stock, the named executive officer’s age, and any changes to our benefit arrangements and policies. We may determine to provide additional or different benefits in connection with any executive’s termination.

Compensation Arrangements for Non-Employee Directors

In designing and implementing compensation programs applicable to our non-employee directors, our Compensation Policy Committee considered the advice and recommendations of its compensation consultant, Exequity LLP. In determining its recommendation to the Board with respect to compensation for our non-employee directors for 2016, the Compensation Policy Committee considered the external market pay practices of the same companies that comprised the peer group it considered with respect to the compensation of our executive officers for 2016 and generally looks to the median of such market data when making director compensation decisions.

For 2016, our compensation arrangements for our non-employee directors for service on our Board of Directors consisted of:

•	an annual cash retainer of $75,000 for each non-employee director other than the Chairman and $120,000 for the Chairman;

•	an annual cash retainer of $25,000 for the chairs of each of the Audit Committee, the Compensation Policy Committee and Nominating and Corporate Governance Committee;

•	an annual cash retainer of $10,000 for the members (other than the Chairs) of each of the Audit Committee, the Compensation Policy Committee and Nominating and Corporate Governance Committee;

•	an annual cash retainer of $25,000 for the Lead Independent Director; and

•	an annual equity grant (the “Non-Employee Director Share Awards”) with a grant date value of $125,000 for each non-employee director other than the Chairman and $200,000 for the Chairman.

The Non-Employee Director Share Awards vest immediately upon grant. Non-Employee Director Share Awards granted prior to 2016 represent the right to receive shares of the Company’s common stock upon a director’s completion of Board service. Since 2016, a non-employee director who has achieved the ownership level required by our stock ownership guidelines at such time (without giving effect to any time permitted for achievement) has been permitted to elect one of the following options with respect to each grant of Non-Employee Director Share Awards:

•

to receive the Non-Employee Director Share Awards in the form of stock units with terms as specified in the Stock and Cash Incentive Plan, with distribution in the form of shares of the Company’s common stock to occur as elected by the non-employee director as permitted pursuant to Stock and Cash Incentive Plan; or

•	to receive the Non-Employee Director Share Awards in the form of shares of the Company’s common stock, to be issued as soon as practicable following the grant date.

If no election is made, Non-Employee Director Share Awards will represent the right to receive shares of the Company’s common stock upon a director’s completion of Board service. When the Company pays a cash dividend, a corresponding dividend equivalent payment is paid in cash with respect to the Non-Employee

Director Share Awards. Non-Employee Director Share Awards cannot be transferred or assigned, and the director has no voting rights in the shares of common stock underlying the awards until such time as such shares are distributed to the non-employee director.

No changes were made in the compensation arrangements for our non-employee directors for 2017.

The following table summarizes the compensation paid to our non-employee directors during the fiscal year ended December 30, 2016.

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)	Total
William J. Shaw	$120,000	$199,989	$—	$319,989
C.E. Andrews	95,000	124,971	—	219,971
Raymond L. Gellein, Jr.	105,000	124,971	—	229,971
Thomas J. Hutchison III	120,000	124,971	3,220	248,191
Melquiades R. Martinez	125,000	124,971	3,192	253,163
William M. McCarten	120,000	124,971	7,939	252,910
Dianna F. Morgan	95,000	124,971	—	219,971

(1)	Includes $120,000 deferred by Mr. McCarten under the Deferred Compensation Plan.
(2)

In lieu of his annual cash retainer for 2016, Mr. Hutchison elected to receive stock units, which were granted on each date on which he would have received a cash payment and which had a value on each grant date equal to the amount of such cash payment. Prior to the start of each calendar year, directors may elect to receive their cash retainer and committee fees in the form of equity awards.

(3)

Mr. Hutchison elected to receive his Non-Employee Director Share Awards for 2016 in the form of stock units with terms as specified in the Stock and Cash Incentive Plan, with distribution in the form of shares of the Company’s common stock to occur three years from the date of grant. Mr. Martinez elected to receive the Non-Employee Director Share Awards for 2016 in the form of shares of the Company’s common stock that were issued as soon as practicable following the grant date. The following table indicates the number of outstanding equity awards held by each non-employee director as of December 30, 2016:

Name	Award Type	Number of Securities Underlying Unexercised Options/SARs		Number of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Vested
		Exercisable	Unexercisable
William J. Shaw	Non-Employee Director	—	—	—	24,225.0
C.E. Andrews	Non-Employee Director	—	—	—	7,687.0
Raymond L. Gellein, Jr.	Non-Employee Director	—	—	—	14,976.0
Thomas J. Hutchison III	SARs	4,905.0	—	—	—
	Stock Units	—	—	—	3,139.0
	Non-Employee Director	—	—	—	14,976.0
Melquiades R. Martinez	Non-Employee Director	—	—	—	12,837.0
William W. McCarten	Non-Employee Director	—	—	—	14,976.0
Dianna F. Morgan	Non-Employee Director	—	—	—	7,687.0

(4)

The values reported equal the excess of the return on amounts credited to accounts in the Deferred Compensation Plan at the annually designated rate of return over 120 percent of the applicable federal long-term rate.

Deferred Compensation Plan

Our non-employee directors are eligible to participate in the Deferred Compensation Plan. A non-employee director may defer all or part of any non-employee director fees until such future date as he or she elects in accordance with the terms of the Deferred Compensation Plan. A non-employee director may elect to receive his or her deferred amounts in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, he or she may elect to receive his or her deferred amounts in a lump sum in January of a specified year. Participants’ accounts will be credited with an investment return determined as if the account were invested in one or more investment funds made available by the administrator of the Deferred Compensation Plan (or which may be based on a fixed rate of interest selected by the administrator). To the extent that this rate exceeds 120 percent of the applicable federal long-term rate, the excess will be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The rate of return was set at 5.6 percent for 2016, which exceeded the applicable federal long-term rate.

Beginning in 2017, participants in the Deferred Compensation Plan may select a rate of return based on various market-based investment alternatives, such as mutual funds with various investment profiles, with respect to up to 75 percent of their contributions to the Deferred Compensation Plan, and may also select such a rate for up to 75 percent of their existing account balances. We will acquire investments that align with the alternatives elected by plan participants, and any such investments will be held in trust with the Company as grantor. To support our ability to meet our obligations under the Deferred Compensation Plan, we acquired insurance on the lives of certain participants in the Deferred Compensation Plan, the proceeds of which are payable to such trust. At least 25 percent of a participant’s contributions to the Deferred Compensation Plan must be subject to the fixed rate of return. To reflect the addition of the market-based investment alternatives, as well as the reduction in risk associated with the resulting informal funding of the Deferred Compensation Plan, the fixed rate of return was reduced to 3.5 percent for 2017.

Clawbacks

Under our clawback policy, the Board may recoup any compensation from a director who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the willful misconduct or fraud and after the date of the adoption of the policy is subject to potential recoupment under the policy.

Stock Ownership Guidelines

Under our stock ownership guidelines, non-employee directors are to own shares of our stock with a value equal to five times their Board cash retainer for the fiscal year for which compliance is being evaluated. Directors who served in such capacity at the time of the Spin-Off were expected to comply by the end of 2016; those who were not serving as directors at that time are expected to comply by the end of their fifth full year of service. For purposes of determining compliance with the guidelines, the following are considered shares owned by the director: shares owned by the director and his or her spouse; shares held by a trust any beneficiaries of which are the director or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; Non-Employee Director Share Awards; and share equivalents deferred in accordance with our plans. Options and stock appreciation rights are not considered owned by the director. The Compensation Policy Committee receives an annual report of the ownership achieved by each director as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year. As of the end of 2016, each of our directors who was required to comply with the guidelines at that time had done so. Mr. Andrews and Ms. Morgan, each of whom joined the Board in 2013, were not yet required to comply but were in compliance.

Pledging and Derivative Transactions

Directors are prohibited from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan. We also have a policy which prohibits all directors from shorting the sale of our stock or securities, or from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of December 30, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	1,590,831	(1)	$34.65	1,953,310	(2)
Equity compensation plans not approved by shareholders	—		—	—

Total	1,590,831		$34.65	1,953,310

(1)

Includes 794,231 shares of outstanding deferred stock bonus and RSUs, as well as Non-Employee Director Share Awards awarded to directors under the Stock and Cash Incentive Plan, that are not included in the calculation of the Weighted-Average Exercise Price column.

(2)	Consists of 1,482,377 shares available for issuance under the Stock and Cash Incentive Plan and 470,933 shares available under the ESPP.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of the Company’s common stock by our directors and executive officers as of March 3, 2017 (unless otherwise noted), as well as additional information about beneficial owners of more than five percent of the Company’s common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. The address of each director and executive officer is Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821.

Note on Various Marriott Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. As of March 3, 2017, the aggregate total beneficial ownership of the parties listed under the heading “Marriott Family” is approximately 16.9 percent of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Stock Ownership of Certain Beneficial Owners

Name	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors and Nominees:
C.E. Andrews	7,687.0	(2)	*
Raymond L. Gellein, Jr.	14,976.0	(2)	*
Thomas J. Hutchison III	21,559.0	(2)(3)	*
Melquiades R. Martinez	14,976.0	(2)	*
William W. McCarten	16,942.0	(2)(4)	*
Dianna F. Morgan	7,687.0	(2)	*
William J. Shaw	161,940.0	(2)	*
Stephen P. Weisz	295,163.1	(3)(5)	1.1%

Named Executive Officers:
R. Lee Cunningham	64,502.3	(3)	*
John E. Geller, Jr.	104,484.9	(3)	*
Lizabeth Kane-Hanan	47,633.1	(3)	*
Brian E. Miller	42,384.9	(3)	*

All Directors and Executive Officers as a Group: (16 persons)	903,186.3	(6)	3.3%

Marriott Family:
J.W. Marriott, Jr.	2,710,168.0	(7)(8)(9)	10.0%
John W. Marriott III	2,107,642.2	(7)(10)	7.8%
David S. Marriott	2,097,707.0	(7)(11)	7.7%
Deborah M. Harrison	2,085,106.9	(7)(12)	7.7%
Juliana B. Marriott	2,023,616.0	(7)(13)	7.5%
Richard E. Marriott	2,016,929.0	(8)(14)	7.4%
The Juliana B. Marriott Marital Trust	2,010,810.0	(7)(15)	7.4%
Stephen Blake Marriott	2,006,843.7	(7)(16)	7.4%
JWM Family Enterprises, Inc.	2,002,797.0	(7)	7.4%
JWM Family Enterprises, L.P.	2,002,797.0	(7)	7.4%

Other Five Percent Beneficial Owners:
BlackRock, Inc.	2,821,304.0	(17)	10.4%
Dimensional Fund Advisors LP	2,240,556.0	(18)	8.3%
BAMCO, Inc.	2,174,007.0	(19)	8.0%
The Vanguard Group, Inc.	1,754,508.0	(20)	6.5%
*	Less than 1 percent.
(1)	Based on the number of shares outstanding (27,134,986) on March 3, 2017, plus the number of shares acquirable by the specified persons within 60 days of March 3, 2017, as described below.
(2)

Includes shares subject to Non-Employee Director Share Awards currently exercisable or exercisable within 60 days after March 3, 2017, as follows: Mr. Andrews, 7,687 shares; Mr. Gellein, 14,976 shares; Mr. Hutchison, 14,976 shares; Mr. Martinez, 12,837 shares; Mr. McCarten, 14,976 shares; Ms. Morgan, 7,687 shares; and Mr. Shaw, 24,225 shares. With respect to Mr. Hutchison, also includes shares subject to 3,139 stock units (“Non-Employee Director Stock Units”) issued to Mr. Hutchison in lieu of annual cash retainers, which are currently exercisable or exercisable within 60 days after March 3, 2017.

(3)

Includes shares subject to SARs currently exercisable or exercisable within 60 days after March 3, 2017, as follows: Mr. Cunningham, 25,655 shares; Mr. Geller, 34,968 shares; Mr. Hutchison, 3,244 shares; Ms. Kane-Hanan, 20,445 shares; Mr. Miller, 19,827 shares; and Mr. Weisz, 114,757 shares. For purposes of determining the number of shares subject to SARs that are beneficially owned by each such person, we have calculated the number of shares that such person could obtain by exercising all vested SARs on March 3, 2017, based on the closing price of our common stock on that date ($93.05).

(4)	Includes 1,966 shares held by a limited liability corporation in which Mr. McCarten owns a 2 percent interest and acts as Manager.
(5)	Includes 36,001 shares held by two grantor-retained annuity trusts.
(6)

Includes an aggregate of 365,302 shares subject to SARs, Non-Employee Director Share Awards and Non-Employee Director Stock Units currently exercisable or exercisable within 60 days after March 3, 2017. For purposes of determining the number of shares subject to SARs that are beneficially owned, we have calculated the number of shares that such persons could obtain by exercising all vested SARs on March 3, 2017, based on the closing price of our common stock on that date ($93.05).

(7)

Includes the following 2,002,797 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison and David S. Marriott, his grandson Stephen Blake Marriott, Juliana B. Marriott, the Juliana B. Marriott Marital Trust, JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 919,999 shares owned by Thomas Point Ventures, L.P.; (b) 290,402 shares owned by Terrapin Limited Holdings, LLC; (c) 744,896 shares owned by JWM Family Enterprises, L.P.; and (d) 47,500 shares owned by Anchorage Partners, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr., each of his children, and Stephen Blake Marriott are directors, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and the sole member of Terrapin Limited Holdings, LLC, a limited liability company. The address for the corporation, the three limited partnerships and the limited liability company is 9737 Washingtonian Boulevard, Suite 404, Gaithersburg, Maryland 20878. Each of J.W. Marriott, Jr., Deborah Marriott Harrison, John W. Marriott III, David S. Marriott, Stephen Blake Marriott, Juliana B. Marriott and The Juliana B. Marriott Marital Trust disclaims beneficial ownership of the foregoing shares in excess of such holder’s pecuniary interest.

(8)

Includes the following 334,228 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 67,306 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr. and Richard E. Marriott serve as trustees; and (b) 266,922 shares held by seven trusts for the benefit of their children and grandchildren, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees. Each of J.W. Marriott, Jr. and Richard E. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(9)

Includes the following 373,143 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (7) and (8): (a) 79,443 shares held in a revocable trust, for which J.W. Marriott, Jr. serves as the sole trustee; (b) 28,576 shares held in a revocable trust, for which the spouse of J.W. Marriott, Jr. serves as the sole trustee; (c) 25,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which the spouse of J.W. Marriott, Jr. serves as a co-trustee; (d) 171,019 shares held by three trusts for the benefit of J.W. Marriott, Jr.’s children, for which his spouse serves as a co-trustee; (e) 4,955 shares held by three trusts for the benefit of John W. Marriott III’s children, for which the spouse of J.W. Marriott, Jr. serves as a co-trustee; (f) 3,500 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees; and (g) 60,650 shares subject to SARs currently exercisable or exercisable within 60 days after March 3, 2017. J.W. Marriott, Jr.’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. J.W. Marriott, Jr. disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(10)

Includes the following 104,845.2 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (7): (a) 62,147.2 shares held directly; (b) 17,698 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as trustees; and (c) 25,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which John W. Marriott III serves as a co-trustee. John W. Marriott III’s address is JWM Family Enterprises, 9737 Washingtonian Boulevard, Suite 404, Gaithersburg, Maryland 20878. John W. Marriott III disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(11)

Includes the following 94,910 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (7): (a) 47,926 shares held directly; (b) 533 shares held by David S. Marriott’s spouse; (c) 8,406 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott and his spouse serve as co-trustees; (d) 25,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which David S. Marriott serves as a co-trustee; (e) 8,013 shares held by the Juliana B. Marriott Marital Trust, of which David S. Marriott is a trustee; (f) 4,132 shares owned by two trusts for the benefit of Juliana B. Marriott’s children, for which Juliana B. Marriott and David Marriott serve as co-trustees; and (g) 900 shares subject to SARs currently exercisable or exercisable within 60 days after March 3, 2017. David S. Marriott’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. David S. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(12)

Includes the following 82,309.9 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnote (7): (a) 15,041.2 shares held directly by Ms. Harrison; (b) 1,425.7 shares held directly by Ms. Harrison’s spouse; (c) 16,978 shares held by three trusts for the benefit of Ms. Harrison’s children, for which Ms. Harrison serves as trustee; (d) 502 shares held by two trusts for the benefit of Ms. Harrison’s grandchildren, for which Ms. Harrison’s spouse and another individual serve as trustees; (e) 2,688 shares held by a limited liability company for which Ms. Harrison’s spouse serves as manager; (f) 25,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which Ms. Harrison serves as a co-trustee; (g) 17,698 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Ms. Harrison serve as trustees; and (h) 2,977 shares subject to SARs held by Ms. Harrison’s spouse currently exercisable or exercisable within 60 days after March 3, 2017. Ms. Harrison’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. Ms. Harrison disclaims beneficial ownership of the foregoing shares in excess of her pecuniary interest.

(13)

Includes the following 20,819 shares that Juliana B. Marriott reports as beneficially owned in addition to the shares referred to in footnote (7): (a) 4,370 shares held directly; (b) 8,013 shares held by the Juliana B. Marriott Marital Trust, of which Ms. Marriott is a trustee; (c) 4,304 shares owned by two trusts for the benefit of Ms. Marriott’s children, for which Juliana B. Marriott serves as trustee; and (d) 4,132 shares owned by two trusts for the benefit of Ms. Marriott’s children, for which Juliana B. Marriott and David Marriott serve as co-trustees. Juliana B. Marriott’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. Juliana B. Marriott disclaims beneficial ownership of the foregoing shares in excess of her pecuniary interest.

(14)

Includes the following 1,682,701 shares that Richard E. Marriott reports as beneficially owned, in addition to the shares referred to in footnote (8): (a) 1,500,394 shares held by two grantor-retained annuity trusts; (b) 107,113 shares held by a revocable trust for which Richard E. Marriott serves as the sole trustee, (c) 28,326 shares held by a revocable trust for which Richard E. Marriott’s spouse serves as the sole trustee; (d) 45,168 shares owned by a trust for the benefit of one of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; and (e) 1,700 shares held by a trust established for the benefit of J.W. Marriott Jr., for which Richard E. Marriott serves as sole trustee. Richard E. Marriott’s address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817. Richard E. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(15)

Includes 8,013 shares held directly that the Juliana B. Marriott Marital Trust reports as beneficially owned in addition to the shares referred to in footnote (7). The address of The Juliana B. Marriott Marital Trust is c/o Jacqueline M. Perry, JWM Family Enterprises, 9737 Washingtonian Boulevard, Suite 404, Gaithersburg, Maryland 20878.

(16)

Includes the following 4,046.7 shares that Stephen Blake Marriott reports as beneficially owned in addition to the shares referred to in footnote (7): (a) 3,887.7 shares held directly; and (b) 159 shares owned by a trust for the benefit of Stephen Blake Marriott’s nephew, for which Stephen Blake Marriott is a co-trustee. Stephen Blake Marriott’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. Stephen Blake Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(17)

Based solely on the information contained in Schedule 13G/A filed with the SEC on February 8, 2017 by BlackRock, Inc., in which BlackRock, Inc. reported sole voting power as to 2,767,434 shares and sole dispositive power as to 2,821,304 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(18)

Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported sole voting power as to 2,197,712 shares and sole dispositive power as to 2,240,556 shares, all of which shares are owned by four investment companies to which Dimensional provides investment advice. Dimensional disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(19)

Based solely on the information contained in Schedule 13G/A filed with the SEC on February 14, 2017 by BAMCO, Inc. (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Baron”). BAMCO reported shared voting power as to 1,845,402 shares and shared dispositive power as to 2,033,602 shares, BCG and Ronald Baron reported shared voting power as to 1,985,807 shares and shared dispositive power as to 2,174,007 shares, and BCM reported shared voting power as to 140,405 shares and shared dispositive power as to 140,405 shares. The address of BAMCO, BCG, BCM and Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(20)

Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported sole voting power as to 28,805 shares, shared voting power as to 2,900 shares, sole dispositive power as to 1,724,152 shares, and shared dispositive power as to 30,356 shares. Vanguard reported that its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned 27,456 and 4,249 shares, respectively, as a result of serving as investments managers. The address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of a registered class of our equity securities (the “Reporting Persons”) to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, we seek to assist our directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely on a review of SEC filings furnished to us and written representations that no other reports were required, we believe all Reporting Persons timely filed the required reports during our 2016 fiscal year.

TRANSACTIONS WITH RELATED PERSONS

Policy on Transactions and Arrangements with Related Persons

We have adopted a written policy for approval of transactions and arrangements between the Company and our current and recent former directors, director nominees, current and recent former executive officers, greater than five percent shareholders, and immediate family members of any of the foregoing where the amount involved exceeds, or may be expected to exceed, $120,000.

The policy provides that the Nominating and Corporate Governance Committee will review the material facts of transactions subject to the policy and determine whether or not to approve or ratify those transactions. In determining whether to approve or ratify a transaction subject to the policy, the Committee will take into account, among other factors, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the related person’s interest in the transaction. No director, officer or associate of the Company who has, or whose immediate family member has, any direct or indirect interest in the transaction may play any role in negotiating, approving, making decisions for or administering such transaction on our behalf. In the case of ongoing transactions between us and a related party, the Nominating and Corporate Governance Committee may establish guidelines for our management to follow in dealings with the related party and, if the Committee establishes such guidelines, it must assess the ongoing relationship in light of those guidelines on at least an annual basis.

The Nominating and Corporate Governance Committee has pre-approved under the policy certain transactions with related persons that meet specific criteria. A summary of certain new transactions we enter into that were pre-approved under the policy is required to be provided to the Nominating and Corporate Governance Committee at its regularly scheduled meetings. Pre-approved transactions are limited to:

•

ordinary course sales of timeshare, fractional or similar ownership interests with specified maximum dollar thresholds at prices that are no lower than those available under Company-wide employee discount programs;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers and directors, are subject to required proxy statement disclosure;

•	certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both our Corporate Governance Policies and the NYSE Listing Standards;

•

certain transactions with Marriott International in the ordinary course of business, if the interest of J.W. Marriott, Jr. or any of his immediate family members only arises from ownership of less than 20 percent of the Company’s common stock and from a relationship with Marriott International as an employee, director and/or beneficial owner of less than 20 percent of Marriott International’s shares, and all holders of each of our common stock and Marriott International’s common stock, respectively, will receive the same benefit on a pro rata basis;

•	transactions where the related party’s interest arises solely from ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis;

•

certain transactions involving less than (1) $500,000, with respect to a transaction consisting of compensation arrangements for a Related Person who is employed by the Company or its subsidiaries, or (2) $250,000, with respect to any other transaction, in each case that are approved by at least two members of the Corporate Growth Committee (an internal management committee whose members include our Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers) who do not have any direct or indirect interest in the transaction and the approving committee members determine the transaction is on terms no less favorable to us than would be available to unrelated third parties under similar circumstances;

•	transactions where the rates or charges involved are determined by competitive bids, or fixed in conformity with law or governmental authority; and

•	transactions involving banking-related services such as transfer agent, registrar, trustee under a trust indenture or similar services.

Certain Relationships and Potential Conflicts of Interest

Since the Spin-Off, we have employed Scott Weisz, son of Stephen P. Weisz, our President and Chief Executive Officer. Scott Weisz has been Vice President, Asset Management, since September 2014; prior to that time he was Senior Director, Asset Management. During 2016, Mr. Scott Weisz received compensation from the Company in the aggregate amount of $282,842 (which includes base salary, bonus, the value of stock-based awards and other compensation). We have determined this compensation based on reference to market compensation paid to individuals in similar positions at other companies and/or the compensation paid to non-family members in similar positions at the Company.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR DIRECTORS FOR THE 2018 ANNUAL MEETING

A shareholder who intends to introduce a proposal for consideration at our 2018 Annual Meeting of Shareholders may seek to have that proposal and a statement in support of the proposal included in our Proxy Statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Exchange Act. Additionally, in order to be eligible for inclusion in our Proxy Statement, the shareholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than November 28, 2017, and must satisfy the other requirements of Rule 14a-8. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in our Proxy Statement.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8. Our Bylaws provide that any such proposals or nominations must be submitted to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such shareholder’s notice must be submitted in writing not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Accordingly, shareholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2017 Annual Meeting of Shareholders must give notice of their intention to do so in writing to our Corporate Secretary on or before February 11, 2018, but no sooner than January 12, 2018. The shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock as required by the Company’s Bylaws. Shareholder proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.

OTHER INFORMATION

This Proxy is solicited on behalf of the Board of Directors. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained D.F. King & Co., Inc. to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $7,000, plus reasonable expenses. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, telegram, facsimile, or other electronic or other means. Broadridge Financial Services, Inc. will request that brokerage houses, banks and other custodians forward the proxy materials to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Broadridge Financial Services, Inc. will act as proxy tabulator.

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice Regarding the Availability of Proxy Materials or set of proxy materials for each company in which you hold stock through that broker or bank unless you respond with contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the broker or bank will send only one copy of the notice regarding the availability of proxy materials to your address. You may revoke your consent to householding at any time by contacting Broadridge Financial Services, Inc. either by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. In any event, if you did not receive an individual copy of the Notice Regarding the Availability of Proxy Materials, or if you wish to receive individual copies of the Notice Regarding the Availability of Proxy Materials or our proxy materials for future meetings, we will promptly send a copy to you if you write to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Investor Relations or call Investor Relations at 407-206-6000. If you and other residents at your mailing address are registered shareholders and you receive more than one copy of the Notice Regarding the Availability of Proxy Materials, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Computershare, P.O. Box 30170, College Station, Texas, 77842.

Any shareholder who would like a copy of our 2016 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriottvacationsworldwide.com) by clicking on “Financial Information” and then “SEC Filings.”

Appendix A

MARRIOTT VACATIONS WORLDWIDE CORPORATION

Reconciliation of Non-GAAP Measures to GAAP Measures

(Unaudited)

In this Proxy Statement, we present Adjusted EBITDA, a financial measure that is not prescribed by United States generally accepted accounting principles (“GAAP”). The table below reconciles Adjusted EBITDA to net income, which is the most directly comparable GAAP financial measure. Although we evaluate and present Adjusted EBITDA for the reasons described below, and because it is a financial objective with respect to which amounts payable under the Bonus Plan may be earned by our named executive officers, please be aware that Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income or any other comparable operating measure prescribed by GAAP. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

EBITDA is defined as earnings, or net income, before interest expense (excluding consumer financing interest expense), provision for income taxes, depreciation and amortization. For purposes of our EBITDA and Adjusted EBITDA calculations, we do not adjust for consumer financing interest expense because the associated debt is secured by vacation ownership notes receivable that have been sold to bankruptcy remote special purpose entities and is generally non-recourse to us. Further, we consider consumer financing interest expense to be an operating expense of our business. We consider EBITDA and Adjusted EBITDA to be indicators of operating performance, which we use to measure our ability to service debt, fund capital expenditures and expand our business. We also use EBITDA and Adjusted EBITDA, as do analysts, lenders, investors and others, because these measures exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA and Adjusted EBITDA also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Adjusted EBITDA reflects additional adjustments for certain items described below, and excludes non-cash share-based compensation expense to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted. We evaluate Adjusted EBITDA as an indicator of operating performance because it allows for period-over-period comparisons of our on-going core operations before the impact of the excluded items. Together, EBITDA and Adjusted EBITDA facilitate our comparison of results from our on-going core operations before the impact of these items with results from other vacation ownership companies.

	Fiscal Years
($ in thousands)	2016	2015	2014
Net income	$137,348	$122,799	$80,756
Interest expense	8,912	12,810	11,692
Tax provision	85,580	83,698	69,835
Depreciation and amortization	21,044	22,217	18,682

EBITDA	252,884	241,524	180,965

Non-cash share-based compensation	13,949	14,142	13,376
Certain items	(5,456)	(5,594)	18,754

Adjusted EBITDA	$261,377	$250,072	$213,095

A-1

The certain items for 2016 consisted of $11.2 million of gains and other income not associated with our on-going core operations, $4.9 million of transaction costs associated with acquisitions, $1.4 million of hurricane related expenses, $0.3 million of profit from the operations of the portion of the property we acquired in Surfers Paradise, Australia in 2015 that we sold in the second quarter of 2016, and a $0.3 million reversal of litigation settlement expense. In the aggregate, these exclusions decreased EBITDA by $5.5 million.

The certain items for 2015 consisted of $9.6 million of gains and other income not associated with our on-going core operations, $8.4 million of transaction costs associated with acquisitions, $5.9 million of development profit from the disposition of units in Macau as whole ownership residential units rather than through our Marriott Vacation Club, Asia Pacific points program, $1.8 million of refurbishment costs, $1.6 million of profit from the operations of the portion of the property we acquired in Surfers Paradise, Australia in 2015 that we sold in the second quarter of 2016, $1.2 million of organizational and separation related costs, $0.3 million of impairment charges and a $0.2 million reversal of litigation settlement expense. In the aggregate, these exclusions decreased EBITDA by $5.6 million.

The certain items for 2014 consisted of $19.5 million of net litigation settlements, $5.2 million of gains and other income not associated with our on-going core operations, $3.4 million of organizational and separation related costs, $1.4 million of impairment charges, $0.5 million from the reversal of an impairment charge on equity investments and $0.2 million of net severance activity. In the aggregate, these exclusions increased EBITDA by $18.8 million.

A-2

MARRIOTT VACATIONS WORLDWIDE CORPORATION 6649 WESTWOOD BOULEVARD ORLANDO, FL 32821

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21749-P88596 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARRIOTT VACATIONS WORLDWIDE CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote
FOR the following:
1.	Election of Directors			☐	☐	☐
Nominees:

	01)	William J. Shaw
	02)	C.E. Andrews
	03)	William W. McCarten
The Board of Directors recommends that you vote FOR the following proposals:									For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2017 fiscal year								☐	☐	☐
3.	An advisory resolution to approve executive compensation as described in the Proxy Statement for the Annual Meeting								☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as name appears on the records of Marriott Vacations Worldwide Corporation and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date
V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

E21750-P88596

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 12, 2017

The undersigned holder of common stock of Marriott Vacations Worldwide Corporation, a Delaware corporation (the “Company”), hereby appoints Stephen P. Weisz and James H Hunter, IV, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held at The Westin Hilton Head Island Resort & Spa, Two Grasslawn Avenue, Hilton Head Island, South Carolina 29928, on May 12, 2017, at 9:00 a.m., Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director, FOR proposal 2 and FOR proposal 3, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee for director, FOR proposal 2 and FOR proposal 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

V.1.2